                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 27, 2002

                                      AMONG

                          TRIBUNE BROADCASTING COMPANY,

                              ACME TELEVISION, LLC

                                       AND

                            ACME COMMUNICATIONS, INC.
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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS.......................................................      2
   Section 1.1.  Definitions.................................................      2

ARTICLE II  PURCHASE AND SALE OF THE SHARES..................................      8
   Section 2.1.  Purchase and Sale of the Shares.............................      8

ARTICLE III  PURCHASE PRICE AND CLOSING......................................      8
   Section 3.1.  Closing Date................................................      8
   Section 3.2.  Purchase Price..............................................      9
   Section 3.3.  Payment of the Closing Date Payment.........................      9
   Section 3.4.  Closing Date Deliveries.....................................      9
   Section 3.5.  Further Assurances..........................................     10
   Section 3.6.  Prorations and Adjustments..................................     10
   Section 3.7.  Purchase Price Adjustment...................................     11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE ACME ENTITIES..............     11
   Section 4.1.  Organization and Capital Structure..........................     11
   Section 4.2.  Subsidiaries and Investments................................     12
   Section 4.3.  Authority of the ACME Entities..............................     13
   Section 4.4.  Financial Statements........................................     14
   Section 4.5.  Operations Since Balance Sheet Date.........................     14
   Section 4.6.  No Undisclosed Liabilities..................................     16
   Section 4.7.  Taxes.......................................................     16
   Section 4.8.  Sufficiency of Assets.......................................     17
   Section 4.9.  Governmental Permits........................................     17
   Section 4.10.  Real Property; Real Property Leases........................     18
   Section 4.11.  Personal Property..........................................     20
   Section 4.12.  Personal Property Leases...................................     20
   Section 4.13.  Intellectual Property......................................     20
   Section 4.14.  Intentionally Omitted......................................     21
   Section 4.15.  Title to Assets............................................     21
   Section 4.16.  Employees..................................................     21
   Section 4.17.  Employee Relations.........................................     22
   Section 4.18.  Contracts..................................................     22
   Section 4.19.  Status of Contracts........................................     23
   Section 4.20.  No Violation, Litigation or Regulatory Action..............     24
   Section 4.21.  Insurance..................................................     25
   Section 4.22.  Employee Plans; ERISA......................................     25
   Section 4.23.  Environmental Protection...................................     26
   Section 4.24.  Insolvency Proceedings.....................................     27
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   Section 4.25.  Transactions with Affiliates...............................     27
   Section 4.26.  No Finder..................................................     27

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER...........................     28
   Section 5.1.  Organization................................................     28
   Section 5.2.  Authority of Buyer..........................................     28
   Section 5.3.  Litigation..................................................     29
   Section 5.4.  No Finder...................................................     29
   Section 5.5.  Qualifications as FCC Licensee..............................     29
   Section 5.6.  Investment Representation...................................     29
   Section 5.7.  WARN Act....................................................     29

ARTICLE VI  ACTION PRIOR TO THE CLOSING DATE.................................     29
   Section 6.1.  Investigation of the Business...............................     30
   Section 6.2.  Notice of Litigation........................................     30
   Section 6.3.  FCC Consent; HSR Act Approval; Other Consents and Approvals.     30
   Section 6.4.  Operations of the Station Prior to the Closing Date.........     31
   Section 6.5.  Third Party Consents........................................     34
   Section 6.6.  Environmental Site Assessment...............................     34
   Section 6.7.  Public Announcement.........................................     34
   Section 6.8.  Interim Financial Statements................................     34
   Section 6.9.  Administrative Violations...................................     35
   Section 6.10.  Adverse Developments.......................................     35
   Section 6.11.  No Solicitation Covenant...................................     35
   Section 6.12.  Copies of FCC Applications.................................     37
   Section 6.13.  Estoppel Certificates / Non-Disturbance Agreement..........     37
   Section 6.14.  Title Examination; Title Insurance; Surveys................     38
   Section 6.15.  ACME Missouri Licensee Membership Interests................     38
   Section 6.16.  Intercompany Obligations...................................     38
   Section 6.17.  Personal Property Leases...................................     38
   Section 6.18.  Lien Removal...............................................     39
   Section 6.19.  Restructuring..............................................     39

ARTICLE VII  ADDITIONAL AGREEMENTS...........................................     39
   Section 7.1.  Sales, Use and Transfer Taxes...............................     39
   Section 7.2.  Employees; Employee Benefit Plans...........................     39
   Section 7.3.  Control of Operations Prior to Closing Date.................     41
   Section 7.4.  Covenant Not to Compete or Solicit Business.................     42
   Section 7.5.  Accounts Receivable.........................................     43
   Section 7.6.  Broadcast Transmitter.......................................     43
   Section 7.7.  The Daily Buzz..............................................     43
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                                       ii
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                                TABLE OF CONTENTS
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ARTICLE VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...................     44
   Section 8.1.  No Misrepresentation or Breach of Covenants and Warranties..     44
   Section 8.2.  No Restraint or Litigation..................................     44
   Section 8.3.  FCC Consent.................................................     44
   Section 8.4.  Closing Documents...........................................     45
   Section 8.5.  Third Party Consents........................................     45
   Section 8.6.  Closing of KWBP Transaction.................................     45

ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACME ENTITIES.........     45
   Section 9.1.  No Misrepresentation or Breach of Covenants and Warranties..     45
   Section 9.2.  No Restraint or Litigation..................................     46
   Section 9.3.  FCC Consent.................................................     46
   Section 9.4.  Closing Documents...........................................     46
   Section 9.5.  Closing of KWBP Transaction.................................     46

ARTICLE X  INDEMNIFICATION...................................................     46
   Section 10.1.  Indemnification by the ACME Entities.......................     46
   Section 10.2.  Indemnification by Buyer...................................     48
   Section 10.3.  Notice of Claims...........................................     48
   Section 10.4.  Third Person Claims........................................     49
   Section 10.5.  Limitations................................................     50

ARTICLE XI  TAX MATTERS......................................................     51
   Section 11.1.  Liability for Taxes........................................     51
   Section 11.2.  Filing of Tax Returns......................................     52
   Section 11.3.  Contest Provisions.........................................     53
   Section 11.4.  Assistance and Cooperation.................................     54
   Section 11.5.  Indemnification Payments on After-Tax Basis................     55
   Section 11.6.  Survival of Obligations....................................     55

ARTICLE XII  TERMINATION AND REMEDIES........................................     55
   Section 12.1.  Termination................................................     55
   Section 12.2.  Notice of Termination......................................     56
   Section 12.3.  Effect of Termination......................................     56
   Section 12.4.  Liquidated Damages Not a Penalty...........................     57

ARTICLE XIII  GENERAL PROVISIONS.............................................     57
   Section 13.1.  Survival of Representations, Warranties and Obligations....     57
   Section 13.2.  Confidential Nature of Information.........................     58
   Section 13.3.  Governing Law..............................................     58
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   Section 13.4.  Notices....................................................     58
   Section 13.5.  Successors and Assigns.....................................     59
   Section 13.6.  Access to Records after Closing............................     59
   Section 13.7.  Entire Agreement; Amendments...............................     60
   Section 13.8.  Interpretation.............................................     60
   Section 13.9.  Waivers....................................................     60
   Section 13.10.  Expenses..................................................     61
   Section 13.11.  Partial Invalidity........................................     61
   Section 13.12.  Execution in Counterparts.................................     61
   Section 13.13.  Risk of Loss; Damage to Facilities........................     61
   Section 13.14.  No Third Party Beneficiaries..............................     62
   Section 13.15.  Confidentiality Agreement.................................     62
   Section 13.16.  Performance by Seller.....................................     62
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                                       iv

                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT, dated as of December 27, 2002 (this "Agreement"), is made and entered into by and among Tribune Broadcasting Company, a Delaware corporation ("Buyer"), ACME Television, LLC, a Delaware limited liability company ("Seller"), and ACME Communications, Inc., a Delaware corporation ("Parent" and each of Parent and Seller being individually an "ACME Entity" and collectively, the "ACME Entities").

                              W I T N E S S E T H :

            WHEREAS, Seller directly owns, and Parent indirectly owns, beneficially and of record, all of the issued and outstanding shares of capital stock of ACME Television Holdings of Missouri, Inc., a Missouri corporation ("ACME Missouri Holdings");

            WHEREAS, ACME Missouri Holdings owns all of the issued and outstanding shares of capital stock of ACME Television of Missouri, Inc., a Missouri corporation ("ACME Missouri"), and, immediately prior to the Closing shall own, indirectly, all of the issued and outstanding membership interests in ACME Television Licenses of Missouri, LLC, a Missouri limited liability company ("ACME Missouri Licensee" and each of ACME Missouri Holdings, ACME Missouri and ACME Missouri Licensee being individually and collectively the "Company");

            WHEREAS, the Company is engaged in the business (the "Business") of owning and operating television broadcast station KPLR-TV, Channel 11 in St. Louis, Missouri (the "Station");

            WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares (the "Shares") of capital stock of ACME Missouri Holdings, all on the terms and subject to the conditions set forth herein (the "KPLR Purchase");

            WHEREAS, concurrently herewith, Buyer, Tribune Denver Radio, Inc., ACME Television of Oregon, LLC, ACME Television Licenses of Oregon, LLC and Parent have entered into an Asset Purchase Agreement (the "KWBP Asset Purchase Agreement"), dated as of the date of this Agreement, pursuant to which Buyer and Tribune Denver have agreed to purchase substantially all of the asset, properties and business (the "KWBP Business") relating to television broadcast station KWBP-TV, Channel 32 in Portland, Oregon (such station being "KWBP" and such transaction being the "KWBP Purchase"); and

            WHEREAS, the consummation of the KPLR Purchase and KWBP Purchase are both conditioned upon the consummation of the other, each as set forth in this Agreement and the KWBP Asset Purchase Agreement, respectively.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Buyer and the ACME Entities as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms, including any reference to the "Company" shall include each of ACME Missouri Holdings, ACME Missouri and ACME Missouri Licensee individually and collectively, unless otherwise specified. Unless the context requires otherwise, references herein
(i) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and
(ii) to a statute mean such statute as amended from time to time and includes any successor legislation thereto.

            "ACCOUNTS RECEIVABLE" means the rights of the Company as of the Closing Date to payment in cash for the sale of advertising time and other goods and services by the Station (including without limitation goods and services pursuant to any Barter Agreement or Trade Agreement and reimbursements for cooperative advertising) prior to the Closing Date."

            "ACME ANCILLARY AGREEMENTS" has the meaning specified in Section 4.3(a).

            "ACME ENTITY" has the meaning specified in the introductory paragraph hereof.

            "ACME GROUP MEMBER" means each ACME Entity and their Affiliates, directors, officers, managers, employees and agents and their respective successors and assigns.

            "ACME MISSOURI" has the meaning specified in the second recital hereof.

            "ACME MISSOURI HOLDINGS" has the meaning specified in the first recital hereof.

            "ACME MISSOURI LICENSEE" has the meaning specified in the second recital hereof.

            "ACME PLANS" has the meaning specified in Section 7.2(a).

            "ADMINISTRATIVE VIOLATION" has the meaning specified in Section 6.9.

            "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

            "ALTERNATIVE PROPOSAL" has the meaning specified in Section 6.11(a).

            "BALANCE SHEET" has the meaning specified in Section 4.4.

            "BALANCE SHEET DATE" has the meaning specified in Section 4.4.

            "BARTER AGREEMENTS" means contracts for the sale of time on the Station in exchange for programming.

            "BUSINESS" has the meaning specified in the third recital hereof.

            "BUYER" has the meaning specified in the introductory paragraph hereof.

            "BUYER ANCILLARY AGREEMENTS" has the meaning specified in Section 5.2(a)

            "BUYER GROUP MEMBER" means Buyer, its Affiliates (including the Company after the Closing), directors, officers, managers, employees and agents and their respective successors and assigns.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.Sections 9601 et seq.

            "CLAIM NOTICE" has the meaning specified in Section 10.3(a).

            "CLOSING" has the meaning specified in Section 3.1.

            "CLOSING DATE" has the meaning specified in Section 3.1.

            "CLOSING DATE PAYMENT" has the meaning specified in Section 3.2.

            "CODE" means the Internal Revenue Code of 1986.

            "COMBINED ALTERNATIVE PROPOSAL" has the meaning specified in Section 6.11(a).

            "COMMUNICATIONS ACT" means the Communications Act of 1934.

            "COMPANY" has the meaning specified in the second recital hereof.

            "COMPANY GROUP" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time before the Closing Date, includes or has included any Company or any predecessor of or successor to any Company (or another such predecessor or successor), or any other group of corporations that, at any time before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any Company or any predecessor of or successor to any Company (or another such predecessor or successor).

            "CONFIDENTIALITY AGREEMENT" has the meaning specified in Section 13.15.

            "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

            "DISPUTE DATE" has the meaning specified in Section 3.6(a).

            "EMPLOYEE PLANS" has the meaning specified in Section 4.22(a).

            "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

            "ENVIRONMENTAL CONDITIONS" means the state of the environment, including natural resources (e.g. flora and fauna), soil, surface water, groundwater, any drinking water supply, subsurface strata or ambient air.

            "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state, district and local Laws, all applicable rules, policy statements and regulations promulgated thereunder, and all applicable orders, consent decrees, judgments, governmental notices, permits and governmental demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, CERCLA, RCRA, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Occupational Safety and Health Act and all analogous laws promulgated or issued by any Governmental Body that are enacted and currently in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "ERISA AFFILIATE" means any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code
Section 414(b), any trade or business which is under common control within the meaning of Code Section 414(c), and any affiliated service group, within the meaning of Code Section 414(m) or (o), of which an ACME Entity is (or at any relevant time was) a member.

            "ESCROW AGENT" means Bank One, National Association.

            "ESCROW DEPOSIT" means the sum of Five Hundred Thousand Dollars ($500,000), which is being deposited by Buyer with the Escrow Agent within two business (2) days of the date hereof to secure the obligation of Buyer to close under this Agreement, with such deposit being held by the Escrow Agent in accordance with the Escrow Agreement executed among Buyer, the ACME Entities and Escrow Agent on the date hereof.

            "ESTIMATED PRORATIONS" has the meaning specified in Section 3.6(a).

            "ESTIMATED PRORATIONS CERTIFICATE" has the meaning specified in
Section 3.6(a).

            "ESTIMATED PURCHASE PRICE" has the meaning specified in Section 3.3.

            "EXPENSE" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable out-of-pocket fees and disbursements of: legal counsel; investigators; expert witnesses; consultants; accountants; and other professionals), provided that, with respect to non-third Person claims, the term "Expense" shall only include the foregoing expenses and fees if the Indemnified Party is otherwise successful in obtaining such indemnification pursuant to Article X of this Agreement.

            "FCC" means the Federal Communications Commission.

            "FCC CONSENT" means action by the FCC granting its consent to the assignment to Buyer or its Affiliates of the Station Licenses as contemplated by this Agreement pursuant to appropriate applications filed by the parties with the FCC.

            "FINAL ORDER" shall mean an action by the FCC upon any application for FCC Consent filed by the parties hereto for FCC consent, approval or authorization, which action has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action, no protest, petition to deny, petition for rehearing or reconsideration, appeal or request for stay is pending, and as to which action the time for filing of any such protest, petition, appeal or request and any period during which the FCC may reconsider or review such action on its own authority has expired.

            "GOVERNMENTAL BODY" means any foreign, federal, state or local governmental authority or regulatory body, including the FCC.

            "GOVERNMENTAL PERMITS" has the meaning specified in Section 4.9(a).

            "HAZARDOUS MATERIALS" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, infectious, radioactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws but excluding materials occurring naturally at or about any Station Property. By way of example only, the term Hazardous Materials includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, acids, metals, solvents and waste waters.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            "INDEMNIFIED PARTY" has the meaning specified in Section 10.3(a).

            "INDEMNITOR" has the meaning specified in Section 10.3(a).

            "INTELLECTUAL PROPERTY" has the meaning specified in Section
4.13(a).

            "KNOWLEDGE OF THE ACME ENTITIES" (or any similar phrase or derivation thereof) means, as to a particular matter, the actual knowledge that exists after reasonable inquiry of the following persons: (i) with respect to
Parent: Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Controller and (ii) with respect to the Station: General Manager, Chief Engineer, General Sales Manager and Business Manager.

            "KPLR PURCHASE" has the meaning specified in the fourth recital hereof.

            "KWBP" has the meaning specified in the fifth recital hereof.

            "KWBP ASSET PURCHASE AGREEMENT" has the meaning specified in the fifth recital hereof.

            "KWBP BUSINESS" has the meaning specified in the fifth recital hereof.

            "KWBP PURCHASE" has the meaning specified in the fifth recital hereof.

            "LIABILITY" means any and all claims, debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or however arising (including those arising out of any contract or tort, whether based in negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

            "LOSS" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

            "MATERIAL ADVERSE EFFECT" means any change or effect, individually or in the aggregate, that is materially adverse to the business, operations, properties or condition (financial or otherwise) of the Company, the Station, the Business or on the ability of the ACME Entities to consummate the transactions contemplated hereby, other than changes relating to generally applicable economic conditions or the television broadcasting industry in general.

            "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq.

            "PARENT" has the meaning specified in the introductory paragraph hereof.

            "PERMITTED ENCUMBRANCE" means (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable, (b) easements, servitudes, rights-of-way, covenants, consents, conditions, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions affecting the use of any Station Property listed on Schedule 4.10 which in the aggregate do not materially impair the use of the property affected by such Encumbrance for the purposes for which they are or may reasonably be expected to be held, (c) liens for mechanics, materialmen's and similar encumbrances with respect to any amounts not yet due and payable and (d) Encumbrances securing payments not yet due and payable under the leases set forth in Schedule 4.12.

            "PERSON" means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

            "PURCHASE PRICE" has the meaning specified in Section 3.2.

            "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

            "REAL PROPERTY" has the meaning specified in Section 4.10(a).

            "REAL PROPERTY LEASES" has the meaning specified in Section 4.10(c).

            "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

            "REQUIREMENTS OF LAW" means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any Governmental Body.

            "SELLER" has the meaning specified in the introductory paragraph hereof.

            "SHARES" has the meaning specified in the fourth recital hereof.

            "STATION" has the meaning specified in the third recital hereof.

            "STATION AGREEMENTS" has the meaning specified in Section 4.19.

            "STATION EMPLOYEES" has the meaning specified in Section 4.16(a).

            "STATION LICENSES" means all licenses, permits, permissions and other authorizations issued to the Company for the operation of the Station by the FCC or any other Governmental Body, including, but not limited to, the Station's digital television (DTV) license and those other licenses and other authorizations listed on Schedule 4.9(a) and the right to use the Station's call sign, and all applications for modification, extension or renewal thereof, and any pending applications for any new licenses, permits, permissions or authorizations pending on the Closing Date with respect to the Station, including, but not limited to, those listed on Schedule 4.9(a).

            "STATION PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company.

            "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Closing Date.

            "SUPERIOR PROPOSAL" has the meaning specified in Section 6.11(c).

            "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means:

            (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, franchise, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, value added, stamp, environmental or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; and

            (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

            "TAX RETURN" means any return, declaration, report or other statement, or any other similar filing required to be submitted to any Governmental Body with respect to any Tax.

            "TAX SHARING ARRANGEMENT" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes any Company.

            "TIME SALES AGREEMENTS" means contracts for the sale of time on the Station for cash.

            "TRADE AGREEMENTS" means contracts for the sale of time on the Station in exchange for merchandise or services used or useful for the benefit of the Station, excluding Barter Agreements.

            "TRANSFERRED EMPLOYEES" has the meaning specified in Section 7.2(c).

            "VALUATION DATE" means the close of business on the last business day prior to the Closing Date.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

            SECTION 2.1. PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, and Parent shall cause Seller to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances (except for Permitted Encumbrances).

                                   ARTICLE III

                           PURCHASE PRICE AND CLOSING

            SECTION 3.1. CLOSING DATE. The purchase and sale of the Shares provided for in Section 2.1 (the "Closing") shall be consummated at 10:00 A.M., local time, on a date agreed upon by Seller and Buyer, occurring within three
(3) business days after the conditions set forth in Articles VIII and IX are satisfied or, if permissible, waived or such other date, as may be agreed upon by Seller and Buyer, at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Seller and Buyer (such date and time being hereinafter called the "Closing Date").

            SECTION 3.2. PURCHASE PRICE. The purchase price for the Shares (the "Purchase Price") shall be $200,000,000 (the "Closing Date Payment") as adjusted by the prorations and adjustments provided for in Section 3.6. The Escrow Deposit shall be applied to the Purchase Price at the Closing.

            SECTION 3.3. PAYMENT OF THE CLOSING DATE PAYMENT. At Closing Buyer shall pay Seller an amount equal to the Closing Date Payment, as adjusted by the Estimated Prorations pursuant to Section 3.6 as set forth in the Estimated Prorations Certificate (such Closing Date Payment as adjusted by the Estimated Prorations being the "Estimated Purchase Price"), and as reduced by the Escrow Deposit, by bank wire transfer of immediately available funds to such bank account or accounts designated by Seller for such purpose not less than two (2) business days before the date such payment is required to be made.

            SECTION 3.4. CLOSING DATE DELIVERIES.

            (a) On the Closing Date, the ACME Entities shall execute and deliver or cause to be delivered to Buyer (i) a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, (ii) all of the documents and instruments required to be delivered by the ACME Entities pursuant to Article VIII, (iii) the legal opinions substantially as set forth in Exhibits A and B attached hereto, dated as of the Closing Date, to be delivered by the ACME Entities' counsel and communications counsel, respectively, (iv) copies of the certificates of incorporation or formation, as applicable, of each ACME Entity and each Company, each certified as of a recent date by the secretary of state of the state of its incorporation or formation, as applicable, (v) certificates of good standing of each ACME Entity and each Company, each certified as of a recent date by the secretary of state of the state of its incorporation or formation, as applicable, (vi) duly executed resignations, effective as of the Closing Date, of each of the officers and directors of each Company, (vii) the stock transfer books and records, minutes books and any related books and records, each as applicable, of each Company, (viii) such documents and instruments, if any, as are reasonably requested by Buyer to evidence that the Shares at Closing are free and clear of all Encumbrances other than Permitted Encumbrances and (ix) a certificate of the secretary or assistant secretary of each ACME Entity and each Company as to its respective bylaws or limited liability company agreement or similar governing document, as applicable, and the resolutions of its board of directors and stockholders or members, as applicable, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby.

            (b) On the Closing Date, Buyer shall execute and deliver or cause to be delivered to the ACME Entities (i) the Closing Date Payment, payable in the manner described in Section 3.3, (ii) all of the documents and instruments required to be delivered by Buyer pursuant to Article IX, (iii) the legal opinions substantially as set forth in Exhibit C attached hereto, dated as of the Closing Date, to be delivered by Buyer's counsel, (iv) a copy of the charter of Buyer, certified as of a recent date by the secretary of state of its state of incorporation, (v) a certificate of good standing of Buyer, issued as of a recent date by the secretary of state of the state of its incorporation and (vi) a certificate of the secretary or assistant secretary of Buyer as to its bylaws and the resolutions of its board of directors and stockholders (if applicable) authorizing the execution and delivery of this Agreement and the transactions contemplated hereby.

            SECTION 3.5. FURTHER ASSURANCES. On the Closing Date and thereafter, the ACME Entities shall take all steps as may be reasonably necessary to effectuate or confirm the transfer of the Shares to Buyer in accordance with this Agreement or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Company and put the Company in possession of, any part of the assets or properties (i) owned by the Company or (ii) owned by any ACME Entity or any ACME Entity Affiliate but exclusively used by the Company.

            SECTION 3.6. PRORATIONS AND ADJUSTMENTS.

            (a) Expect as otherwise expressly set forth in this Agreement, the operation of the Station and the income and normal operating expenses, including, without limitation, accrued liabilities and prepaid expenses, attributable thereto through the Valuation Date shall be for the account of Seller and thereafter for the account of Buyer. Expenses for goods or services received both before and after the Valuation Date, real and personal property Taxes and assessments, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Valuation Date. All special assessments and similar charges or liens imposed against the Station in respect of any period of time through the Valuation Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Valuation Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. Three (3) days prior to the Closing Date, Seller shall estimate in good faith, all apportionments pursuant to this Section 3.6 and shall deliver a certified statement of its estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates) (the "Estimated Prorations Certificate"). At the Closing, Buyer shall pay to Seller (through an increase in the Closing Date Payment), or Seller shall pay to Buyer (through a reduction in the Closing Date Payment), as the case may be, the net amount due as a result of the estimated apportionments (excluding any item that is in dispute) (the "Estimated Prorations"). Within forty-five (45) days after the Closing, Buyer shall deliver to Seller a statement of any adjustments to Seller's estimate of the apportionments, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, pursuant to Section 3.7 any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Seller disputes Buyer's determinations, or if at any time after delivery of Buyer's statement of determinations, Buyer or Seller determine that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter within 15 days of Seller's receipt of Buyer's statement of adjustments (the "Dispute Date"), they shall within 15 days of the Dispute Date mutually select a firm of independent certified public accountants to resolve the items of disagreement alone, whose decision on the matter shall be made within 30 days of their selection and shall be binding and whose fees and expenses shall be borne by each of Seller and Buyer, proportionately, in an amount equal the amount of such fees and expenses multiplied by a fraction, the numerator of which is the difference (with such difference being deemed in all cases hereunder to be a positive number without regard to whether such difference is a positive or negative amount) between the final determination of the independent accountant and the final position taken by such party upon submission to the independent accountant and the denominator of which is the difference between the Seller's and Buyer's positions upon submission to the independent accountant. If the amount of Taxes which are to be prorated pursuant to this Section is not known by forty-five
(45) days after the Closing Date, then the amount of such Taxes will be estimated as of such date and once the amount of such Taxes is known, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the net amount due as a result of the actual apportionment of such Taxes.

            (b) Consistent with Sections 6.16, 7.7 and 7.8 herein, all intercompany obligations between the Company, on the one hand, and any ACME Entity or its Affiliates (other than the Company), on the other hand, and any of the other agreements referenced in such Sections or in the Schedules referenced in such Sections shall, with respect to the Company and the Station, have been cancelled prior to the Closing and shall not be taken into account in the adjustments contemplated by this Section 3.6.

            SECTION 3.7. PURCHASE PRICE ADJUSTMENT. Promptly (but not later than five business days) after the determination of the Purchase Price pursuant to
Section 3.6 that is final and binding as set forth herein:

                  (i) if the Purchase Price as finally determined pursuant to
            Section 3.6 exceeds the Estimated Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank accounts of Seller as Seller shall designate in writing to Buyer, the difference between the Purchase Price and the Estimated Purchase Price; or

                  (ii) if the Purchase Price as finally determined pursuant to
            Section 3.6 is less than the Estimated Purchase Price, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank accounts of Buyer as Buyer shall designate in writing to Seller, the difference between the Purchase Price and the Estimated Purchase Price.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE ACME ENTITIES

            As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the ACME Entities jointly and severally represent and warrant to Buyer and agree as follows:

            SECTION 4.1. ORGANIZATION AND CAPITAL STRUCTURE.

            (a) Each ACME Entity is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has the requisite corporate power and authority to own or lease and to operate and use its properties and to conduct its business.

            (b) Each Company (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, (ii) is qualified to do business in the State of Missouri, which is the only jurisdiction in which the conduct of the Business requires such qualification and (iii) has the requisite corporate or limited liability company, as applicable, power and authority to own or lease and to operate and use its properties and to conduct its business.

            (c) The authorized capital stock of ACME Missouri Holdings consists of 30,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding, all of which are owned, beneficially and of record, by Seller. Except for this Agreement, there are no contracts, options, warrants, puts, calls, conversion rights, voting agreements, pre-emptive rights or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of ACME Missouri Holdings. All of the outstanding shares of such common stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are so owned free from all Encumbrances of any kind.

            (d) The authorized capital stock of ACME Missouri consists of 25,000 shares of common non-voting stock, par value $1.00 per share, of which 21,206.25 shares are issued and outstanding, and 5,000 shares of Class A preferred voting stock, par value $110.00 per share, of which 862.875 shares are issued and outstanding, all of which are owned, beneficially and of record, by ACME Missouri Holdings. Except for this Agreement, there are no contracts, options, warrants, puts, calls, conversion rights, voting agreements, pre-emptive rights or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of ACME Missouri. All of the outstanding shares of such common stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are so owned free from all Encumbrances of any kind.

            (e) The authorized capitalization of ACME Missouri Licensee consists of membership interests, of which 1,000 such interests are authorized and issued and outstanding, 999 of which are owned, beneficially and of record, by ACME Missouri and 1 of which is owned, beneficially and of record, by ACME Subsidiary Holdings III, LLC. Except for this Agreement, there are no contracts, options, warrants, puts, calls, conversion rights, voting agreements, pre-emptive rights or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any membership interests of ACME Missouri Licensee. All of the outstanding membership interests in ACME Missouri Licensee are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are so owned free from all Encumbrances of any kind.

            (f) True and complete copies of each of the charter or certificate of formation, bylaws or limited liability agreement and of the stock ledger, each as applicable, and all amendments thereto of each Company have been delivered or made available to Buyer.

            SECTION 4.2. SUBSIDIARIES AND INVESTMENTS. Except as set forth on
Schedule 4.2(a) and other than, with respect to ACME Missouri Holdings, ACME Missouri and ACME Missouri Licensee, no Company, directly or indirectly, (a) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity, or (b) otherwise controls any such corporation, partnership, joint venture or other entity.

            SECTION 4.3. AUTHORITY OF THE ACME ENTITIES.

            (a) Each ACME Entity has the requisite corporate or limited liability company power (as applicable) and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by the ACME Entities pursuant hereto (collectively, the "ACME Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

            (b) The execution, delivery and performance of this Agreement and the ACME Ancillary Agreements by each ACME Entity (to the extent a party thereto) have been duly authorized and approved by all necessary action of the ACME Entities and do not require any further authorization or consent of the ACME Entities, or their respective stockholders or members, as applicable. This Agreement is, and each other ACME Ancillary Agreement when executed and delivered by the ACME Entities and the other parties thereto will be, a legal, valid and binding agreement of the ACME Entities (to the extent a party thereto) enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) Except as set forth in Schedule 4.3(c), none of the execution, delivery and performance by the ACME Entities of this Agreement or the other ACME Ancillary Agreements, the consummation by the ACME Entities of any of the transactions contemplated hereby or thereby or compliance by the ACME Entities with or fulfillment by the ACME Entities of the terms, conditions and provisions hereof or thereof will:

                  (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of any ACME Entity or the Company under, (A) the certificate of incorporation or formation (as applicable) or bylaws, limited liability company agreement or other similar governing documents (as applicable) of the ACME Entities or the Company, (B) any Station Agreement or other contract, agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company or, with respect to the Business, any ACME Entity is a party or any of the assets or properties of the Company or the Business is subject or by which the Company, with respect to the Business, any ACME Entity is bound, (C) any Governmental Permit, (D) any judgment, order, award or decree to which the Company or, with respect to the Business, any ACME Entity is a party or any of the assets or properties or the Company or the Business is subject or by which the Company or, with respect to the Business, any ACME Entity is bound or (E) any statute, other law or regulatory provision affecting the Company or, with respect to the Business, any ACME Entity or the assets or properties of the Company or the Business, except, in the case of (B), (C) or (E), as would not have a Material Adverse Effect, provided that such conflict, breach, default or creation of any Encumbrance shall not prevent the consummation the transactions contemplated by this Agreement in accordance with its terms; or

                  (ii) require the approval, consent, authorization or act of, or the making by any ACME Entity or the Company of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or the Communications Act.

            SECTION 4.4. FINANCIAL STATEMENTS. Schedule 4.4 contains (a) the unaudited balance sheets of the Business as of December 31, 2001 and December 31, 2000, respectively, and the related statements of income for the years then ended and (b) the unaudited balance sheet (the "Balance Sheet") of the Business as of November 30, 2002 (the "Balance Sheet Date") and the related statements of income and broadcast cash flows for the eleven months then ended. Except as set forth in Schedule 4.4, each of such balance sheets and statements of income and broadcast cash flows have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly and accurately, in all material respects, the financial position and results of operations and broadcast cash flows, as applicable, of the Business as of their respective dates and for the respective periods covered thereby. None of such balance sheets and statements or income or broadcast cash flows understate in any material respect the normal and customary costs and expenses of conducting the Business or operations of the Station or overstate in any material respect the revenue generated by the Business and operations of the Station, in either case as such Business or operations are currently conducted, or are otherwise materially misleading regarding the operations of the Station. Except as reflected in such balance sheets and statements of income and broadcast cash flows or otherwise disclosed to Buyer in writing, no event has occurred since the Balance Sheet Date that would make such balance sheets and statements of income and broadcast cash flows misleading in any material respect.

            SECTION 4.5. OPERATIONS SINCE BALANCE SHEET DATE.

            (a) Except as set forth in Schedule 4.5(a), since the Balance Sheet Date there has been, in respect of the Business or the Company:

                  (i) no change in the financial condition or the results of operations which has had a Material Adverse Effect;

                  (ii) no material damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking; and

                  (iii) no material adverse change in employee relations.

            (b) Except as set forth in Schedule 4.5(b), since the Balance Sheet Date the operations of the Station and the Business have been conducted only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, the Company has not:

                  (i) sold, leased, transferred or otherwise disposed of
            (including any transfers from the Company to any ACME Entity or to any of their Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any assets reflected on the Balance Sheet or any assets acquired after the Balance Sheet Date, other than personal property having a value, in the aggregate, of less than $50,000 sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice;

                  (ii) canceled any debts owed to or claims held by the Company
            (including the settlement of any claims or litigation) or waived any right of significant value to the Business other than in the ordinary course of the Business consistent with past practice;

                  (iii) created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money (other than money borrowed or advances from any ACME Entity or any of their Affiliates in the ordinary course of the Business consistent with past practice) or entered into any capitalized leases;

                  (iv) accelerated collection of notes or accounts receivable generated by the Business to a date prior to the date such collection would have occurred in the ordinary course of the Business;

                  (v) delayed payment of any account payable or other liability of the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

                  (vi) changed accounting methods, principles or practices,
            except insofar as may have been required by law or by a change in generally accepted accounting principles;

                  (vii) acquired any real property or undertaken or committed to undertake capital expenditures exceeding $25,000 in the aggregate;

                  (viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to
            Article XI or
            accelerating deductions to periods for which the ACME Entities are liable pursuant to Article XI);

                  (ix) made any acquisition (by merger, consolidation,
            acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof or interest therein; or

                  (x) entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (ix) above.

            SECTION 4.6. NO UNDISCLOSED LIABILITIES. Except as set forth in
Schedule 4.6 or except for those that would not have a Material Adverse Effect either individually or in the aggregate, the Company is not subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and incurred in the ordinary course of the Business after the Balance Sheet Date.

            SECTION 4.7. TAXES.

            (a) Except as set forth on Schedule 4.7(a): (i) each Company and each Company Group has filed or caused to be filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by each Company and each Company Group for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by each Company and each Company Group have been timely paid; (iv) neither any Company nor any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) the Tax Returns referred to in clause (i) have been audited by the appropriate taxing authorities or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or, to the Knowledge of the ACME Entities, threatened with respect to Taxes of any Company or any Company Group and, to the Knowledge of the ACME Entities, no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to any Company (other than this Agreement) will terminate prior to the Closing Date and no Company will have any liability thereunder on or after the Closing Date; (ix) there are no Encumbrances for Taxes upon the assets or capital stock of any Company except Encumbrances relating to current Taxes not yet due; (x) all Taxes which any Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of such Company and (xi) no Company has been a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) other than the Company Group of which it is a member as of the date hereof and no Company has had any direct or indirect ownership in any other Person.

            (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA").

            (c) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. Except as set forth on
Schedule 4.7(c), no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

            SECTION 4.8. SUFFICIENCY OF ASSETS.

            (a) Except as set forth in Schedule 4.8(a), the assets owned or leased by the Company constitute all of the material assets necessary for or used by the Company in the conduct of the Business and the operations of the Station, and are in such good and serviceable condition and repair (subject to ordinary wear and tear) as is necessary for the conduct of the Business and the operations of the Station.

            (b) Schedule 4.8(b) sets forth a description of all material services provided by the ACME Entities or any Affiliate of the ACME Entities to the Business utilizing either (i) assets not owned or leased by the Company or
(ii) employees not listed in Schedule 4.16(a) and the manner in which the costs of providing such services have been allocated to the Company.

            SECTION 4.9. GOVERNMENTAL PERMITS.

            (a) The Company owns, holds or possesses the Station Licenses and all other licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle it to own or lease, operate and use the assets of the Station and to carry on and conduct the Business (herein collectively called "Governmental Permits").
Schedule 4.9(a) sets forth a list and brief description of each such Governmental Permit held by the Company as of the date of this Agreement.

            (b) Except as set forth in Schedule 4.9(b), the Company has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by the ACME Entities or the Company. Except as set forth in Schedule 4.9(b), each of the Governmental Permits is valid, subsisting and in full force and effect, and, subject to the receipt of the FCC Consent and expiration of the waiting period under the HSR Act, may be transferred to Buyer or its Affiliates in accordance with the transactions contemplated by this Agreement and at such time of assignment or transfer will be in full force and effect, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder or (ii) the consent, approval or act of, or the making of any filing with, any Governmental Body or other party (other than the FCC as contemplated by Section 6.3).

            (c) The Station is being operated in accordance with the Station Licenses and in compliance in all material respects with the Communications Act, the published rules and regulations thereunder, and all other published laws and regulations, federal, state and local, applicable to the Station. Neither the ACME Entities nor the Company have received any notice of any violations of the Station Licenses, the Communications Act or the rules and regulations thereunder. There is no action by or before the FCC currently pending or, to the Knowledge of the ACME Entities, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Station Licenses. The Station Licenses are validly issued in the name of ACME Missouri Licensee as listed on
Schedule 4.9(a). True and complete copies of the Station Licenses have been delivered to Buyer, including any and all amendments and other modifications thereto. The Station Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to television stations licensed in the state where the Station is located, are unimpaired by any acts or omissions of the ACME Entities, the Company or any of their Affiliates, or the employees, agents, officers, directors or managers, members or shareholders of the ACME Entities, the Company or any of their Affiliates, and are free and clear of any restrictions which might limit the operation of the Station in the manner and to the full extent as it is now operated (other than restrictions under the terms of the Station Licenses themselves and those restrictions in the Communications Act and the rules and policies of the FCC generally applicable to television stations of the same type). There are no applications, proceedings, or complaints pending or, to the Knowledge of the ACME Entities, threatened before a Governmental Body which may have a Material Adverse Effect on the Business, the Company or the operation of the Station (other than rulemaking proceedings that apply to the television broadcasting industry generally). The ACME Entities do not have Knowledge of any reason why those of the Station Licenses subject to expiration might not be renewed in the ordinary course for a full term without material modifications or of any reason why any of the Station Licenses might be revoked. Except as set forth in Schedule 4.9(c), the Station is in compliance in all material respects with the FCC's published policy on exposure to radio frequency radiation. No renewal of any Station License would constitute a major environmental action under the published rules and regulations of the FCC. As of the date of this Agreement, to the Knowledge of the ACME Entities, there are no facts which, under the Communications Act or the existing published rules and regulations of the FCC, would disqualify the Company from transferring the Station Licenses or from consummating the transactions contemplated herein within the times contemplated herein. The Company maintains an appropriate public inspection file at the Station's studios in accordance with published FCC rules and regulations. Access to the Station's transmission facilities is restricted in accordance with the policies, rules and regulations of the FCC.

            SECTION 4.10. REAL PROPERTY; REAL PROPERTY LEASES.

            (a) Schedule 4.10(a) contains a brief description of all real property owned or leased by the Company (the "Real Property") and each option held by the Company to acquire any Real Property. No real property other than that listed on Schedule 4.10(a) is used in, held for use in connection with, or necessary for the conduct of the Business or the operation of the Station. The Company has marketable fee simple title (free and clear of any Encumbrances other than Permitted Encumbrances) to the owned Real Property and has made available or delivered to Buyer copies of any current title insurance policies with respect to the Real Property in its possession.

            (b) There are no material encroachments upon the Real Property owned by the Company nor, to the Knowledge of the ACME Entities, any Real Property leased by the Company, by any buildings, structures, or improvements located on adjoining real estate. To the Knowledge of the ACME Entities, none of the buildings, structures, or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property owned by the Company nor, to the Knowledge of the ACME Entities, any Real Property leased by the Company, encroaches upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance, except in any case for any of the foregoing which would not materially impair the ability of the Company or Buyer to own or operate the Station or the Business or which would not involve any material cost or expense to cure or remedy. No utility lines serving the Real Property nor guy wires supporting any tower pass over the lands of others except where appropriate easements have been obtained. Neither the whole or any part of the Real Property owned by the Company nor, to the Knowledge of the ACME Entities, any Real Property leased by the Company is subject to any pending or threatened suit for condemnation or other taking by any public authority. As of the date of this Agreement, there exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or to the Knowledge of the ACME Entities, threatened, relating to the Company's or the ACME Entities' use, lease, occupancy or operation of any of the Real Property. The Company's use and occupancy of the Real Property complies with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations, and electrical codes, except where such failure to comply would not be material to the Business. There are no material structural defects in the buildings, structures, and improvements located on the Real Property. All towers and other structures on the Real Property are painted and lighted in accordance, in all material respects, with the requirements of the Station Licenses, the FCC, the Federal Aviation Administration and all applicable requirements of federal, state and local law. Each of the towers can structurally support all of the permitted equipment in accordance with law, governmental approvals, and sound engineering practices. All Real Property has legal and insurable access from a public roadway for vehicles and by foot.

            (c) Schedule 4.10(c) sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds or operates, any Real Property owned by any third Person, which are the sole and complete agreements concerning the Company's use of the leased premises (the "Real Property Leases"). Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor, to the Knowledge of the ACME Entities, any other party is in default, violation or breach in any respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. No amount payable under any Real Property Lease is past due. Neither the ACME Entities nor the

Company have received any notice of a default, offset or counterclaim under any Real Property Lease or any other communication asserting non-compliance with any Real Property Lease. To the Knowledge of the ACME Entities, the Company has the exclusive right to use and occupy that portion of the premises leased under each Real Property Lease. The Company enjoys, in all material respects, peaceful and undisturbed possession of that portion of the premises leased under the Real Property Leases. Except as set forth on Schedule 4.10(c), the Company's interests under the Real Property Leases are free and clear of all Encumbrances (except for Permitted Encumbrances). The ACME Entities have made available to Buyer, true and complete copies of the Real Property Leases, together, in the case of any subleases or similar occupancy agreements, with copies of all other leases. Except as disclosed in Schedule 4.3(c) or 4.10(c), no consent of any third party is required under the Real Property Leases in connection with the sale of the Shares to Buyer in accordance with this Agreement, and such sale of the Shares will not affect the validity, enforceability and continuity of any such lease.

            (d) All utilities that are required for the full and complete occupancy and use of the Real Property, including, without limitation, electric, water, sewer, telephone and similar services, have been connected and are in good working order.

            SECTION 4.11. PERSONAL PROPERTY. Schedule 4.11 contains a list as of November 30, 2002 of all machinery, equipment, vehicles, furniture and other personal property owned or leased by the Company having an original cost of $10,000 or more or relating to the Business or used or held by the Company or others for use by the Station (the "Personal Property"), except for Personal Property leases set forth on Schedule 4.12. The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is performing satisfactorily, has been properly maintained, in all material respects, in accordance with the manufacturers' recommendations and industry practices, is available for immediate use and is otherwise sufficient to permit the Station to operate in accordance with the Station Licenses and the rules and regulations of the FCC.

            SECTION 4.12. PERSONAL PROPERTY LEASES. Schedule 4.12 contains a list of each lease or other agreement or right under which the Company is lessee of, or holds or operates, any Personal Property owned by a third Person (the "Personal Property Leases").

            SECTION 4.13. INTELLECTUAL PROPERTY. (a) Schedule 4.13(a) contains a list of (i) all call signs, United States and foreign patents, pending patent applications, trademark registrations, pending trademark applications, trade names, service marks, copyrights (registered or unregistered), logos, domain names, and other similar intangible property rights, issued to, licensed to, assigned to, filed by, or used by the Company or to promote or identify the Station, or otherwise used in connection with the Business, and (ii) all agreements, contracts and understandings therefor (clauses (i) and (ii) being collectively the "Intellectual Property").

            (b) Except as disclosed in Schedule 4.13(b), the Company either: (i) owns the entire right, title and interest in and to the Intellectual Property listed in Schedule 4.13(a), free and clear of Encumbrances except for Permitted Encumbrances; or (ii) has the valid right and license to use the same.

            (c) Except as disclosed in Schedule 4.13(c): (i) all patents and registrations identified in Schedule 4.13(a) are in force, and all applications identified in Schedule 4.13(a) are pending without challenge (other than office actions that may be pending before the Patent and Trademark Office or its foreign equivalents); (ii) the Intellectual Property owned by the Company is valid and enforceable; and (iii) the Company has the right to bring actions for infringement or unauthorized use of the Intellectual Property owned by it.

            (d) Except as disclosed in Schedule 4.13(d): (i) neither the ACME Entities nor the Company have received any written claim and otherwise have no Knowledge of any claim that has been made or asserted that alleges the Intellectual Property owned by the Company infringes the Intellectual Property of another Person; (ii) no litigation, arbitration or other proceeding is pending with respect to the Intellectual Property owned by the Company; and
(iii) no written claim, delivered or made available to the ACME Entities or the Company, has been made or asserted that challenges the validity or ownership of any Intellectual Property owned by the Company.

            (e) To the Knowledge of the ACME Entities, the operation of the Station does not infringe any copyright, patent, trademark, trade name, service mark, call sign or other similar right of any third Person. Neither the Company nor the ACME Entities, in respect of the Company, have sold, licensed or otherwise disposed of any of the Intellectual Property to any Person or agreed to indemnify any Person for any patent, trademark or copyright infringement.

            SECTION 4.14. INTENTIONALLY OMITTED.

            SECTION 4.15. TITLE TO ASSETS. Except as set forth on Schedule 4.15, the Company has good and marketable title to all of its tangible assets and properties (or a valid leasehold or license interest, in the case of any leased or licensed assets, as applicable), free and clear of all Encumbrances, except for Permitted Encumbrances.

            SECTION 4.16. EMPLOYEES.

            (a) Schedule 4.16(a) contains: (i) a list of all individuals employed by the Company in connection with the Business; and (ii) the titles, employer and positions of such employees (the "Station Employees"). Since the Balance Sheet Date, except as disclosed on Schedule 4.16(a) or as has occurred in the ordinary course of the Business and consistent as to timing and amount with past practices, the ACME Entities or the Company have not: (A) increased the compensation payable or to become payable to or for the benefit of any of the Station Employees (other than normal annual salary increases consistent with past practice), (B) provided any of the Station Employees with increased security or tenure of employment, (C) increased the amount payable to any of the Station Employees upon the termination of such persons' employment, or (D) increased, augmented or improved benefits granted to or for the benefit of the Station Employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement. Neither the Company nor the ACME Entities are a party to any agreement or arrangement, written or oral, with salaried or non-salaried Station Employees except as described in Schedule 4.18.

            (b) The ACME Entities represent and warrant that they have or shall have provided, as the case may be, a schedule to Buyer containing a true and accurate listing of the current rate of compensation provided to the Station Employees as of the date hereof and as of the Closing Date.

            (c) The ACME Entities represent and warrant as of the date hereof and as of the Closing Date that no Station Employee is (i) receiving short-term disability benefits or long-term disability benefits under any plan or program established or maintained by the ACME Entities or their Affiliates or (ii) on any type of leave other than vacation leave or sick leave.

            SECTION 4.17. EMPLOYEE RELATIONS.

            (a) Except as set forth on Schedule 4.17(a), in respect of the Station Employees, neither the Company nor the ACME Entities are a party to any
(i) labor collective bargaining union or similar agreement or (ii) any employment, severance, incentive or other similar agreement, arrangement, commitment or understanding.

            (b) Except as set forth on Schedule 4.17(b), (i) no union or similar organization represents any Station Employees and, to the Knowledge of the ACME Entities, no such organization is attempting to organize such employees; (ii) there are no unfair labor practice charges pending or, to the Knowledge of the ACME Entities, threatened against the ACME Entities or the Company in respect of the Station Employees; (iii) there is no pending or, to the Knowledge of the ACME Entities, threatened strike, slowdown, picket, work stoppage or arbitration proceedings involving labor matters or other labor disputes affecting, the Station Employees, the Company, the Business or the Station; and (iv) neither the Company nor the ACME Entities have experienced any strike, work stoppage or other labor difficulties of any nature at the Station.

            SECTION 4.18. CONTRACTS. Except as set forth on Schedule 4.18, neither the Company nor any of its Affiliates in respect of the Business is a party to or bound by:

                  (i) any contract for the future purchase, lease or sale of real property;

                  (ii) any contract entered into in the ordinary course of the
            Business for the purchase, rental or use of any recordings, programming or programming services which is not terminable by the Company without penalty on 30 days' notice or less or which provides for performance over a period of more than 90 days or which involves the payment after the date hereof of more than $30,000;

                  (iii) any contract entered into in the ordinary course of the
            Business for the purchase of merchandise, supplies or personal property or for the receipt of services (other than services referred to in clause (ii) above) which is not terminable by the Company on 30 days' notice or less or which provides for performance over a period of more than 90 days or which involves the payment after the date hereof of more than $30,000;

                  (iv) any Time Sales Agreement which was not made in the
            ordinary course of the Business and consistent with past practice;

                  (v) any guarantee of the obligations of the Station's
            customers, suppliers or employees;

                  (vi) any sales agency, advertising representative or
            advertising or public relations contract entered into in the ordinary course of the Business which is not terminable by the Company without penalty on 30 days' notice or less or which provides for payments over a period of more than 90 days or which involves the payment after the date hereof of more than $30,000;

                  (vii) any Trade Agreement or Barter Agreement;

                  (viii) any employee collective bargaining agreement,
            employment agreement (other than employment agreements terminable without premium or penalty on notice of 30 days or less under which the only monetary obligation is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement or covenant not to compete;

                  (ix) any written contract which the Company or the ACME
            Entities reasonably anticipate will involve the payment of more than $50,000 in the years ended December 31, 2002 or 2003;

                  (x) any partnership, joint venture or other similar agreement or arrangement;

                  (xi) any agreement or instrument which provides for, or
            relates to, the incurrence by the Company of debt for borrowed money;

                  (xii) any agreement outside of the ordinary course of the
            Business containing any covenant or provision prohibiting the Company from engaging in any line or type of business;

                  (xiii) any contract not made in the ordinary course; or

                  (xiv) any other contract, agreement, commitment, understanding or instrument which is material to the Station or the Business.

            SECTION 4.19. STATUS OF CONTRACTS. Except as set forth in Schedule
4.19 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 4.10(c), 4.12, 4.13(a) and 4.18 (collectively, the "Station Agreements") constitutes a valid and binding obligation of the Company and, to the Knowledge of the ACME Entities, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally) and is in full force and effect (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally) and (except as set forth in

Schedule 4.3(c) and except for those Station Agreements which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof or at the direction of Buyer) will be available to the Company following the sale and purchase of the Shares contemplated by this Agreement on terms and conditions no less favorable than those in effect on the date hereof and will be in full force and effect at the time of such sale and purchase, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed in all material respects its obligations under each of the Station Agreements to which it is a party, and the Company is not in, or alleged to be in, breach or default under any of the Station Agreements and, to the Knowledge of the ACME Entities, no other party to any of the Station Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the Knowledge of the ACME Entities, by any such other party. There are no oral contracts material to the operation of the Business or the Station. Complete and correct copies of each of the Station Agreements, together with all amendments thereto, have heretofore been delivered or made available to Buyer.

            SECTION 4.20. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in Schedule 4.20, each ACME Entity and the Company has complied with all laws, published regulations and rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other Governmental Body which are applicable to the assets or properties of the Company, the Station or the Business, except where such noncompliance would not be material to the Business. Without limiting the generality of the foregoing, except as set forth in Schedule 4.20:

                  (i) there are no unsatisfied judgments outstanding against the
            Company or the assets of the Company, the Station or the Business or against the ACME Entities in respect of the Company, such assets, the Station or the Business;

                  (ii) there are no lawsuits, suits or proceedings pending or, to the Knowledge of the ACME Entities, threatened against the Company or the assets of the Company, the Station or the Business or the ACME Entities in respect of the Company, such assets, the Station or the Business;

                  (iii) there are no claims or investigations pending or, to the
            Knowledge of the ACME Entities, threatened against the Company or the assets of the Company or against the ACME Entities in respect of the Company, such assets, the Station or the Business;

                  (iv) there is no action, suit or proceeding pending or, to the
            Knowledge of the ACME Entities, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;

                  (v) neither the ACME Entities nor the Company have received any written complaints with respect to the Station causing interference to the transmission of any other broadcast station or communications facility, and, to the Knowledge of the ACME Entities, no other broadcast station or communications facility is causing interference in violation of FCC rules to the Station's transmissions or the public's reception of such transmissions;

                  (vi) each ACME Entity is, with respect to the Business and the operation of the Station, and the Company is, in compliance with all applicable laws, rules and regulations relating to the employment of labor, except where such failure to comply would not be material to the Business; and

                  (vii) all material ownership reports, employment reports, Tax
            Returns and other material documents required to be filed by the ACME Entities or the Company with the FCC or other Governmental Body in respect of the Company, the Company's assets or properties, the Station or the Business have been filed, and all such documents are complete and accurate in all material respects. Such items that are material to the Business and as are required to be placed in the Station's local public inspection files have been placed in such files.

            SECTION 4.21. INSURANCE. The Company the ACME Entities for the benefit of the Company currently maintain policies of fire and extended coverage and casualty, liability and other forms of insurance in respect of the assets or properties of the Company, the Station and the Business (each as listed in Schedule 4.21), in such amounts and against such risks and losses as will provide adequate insurance coverage for the replacement cost of such assets or properties, the Station and the Business for all risks normally insured against by a Person carrying on the same business as the Company. All insurance policies are in full force and effect. With respect to the Business or the Company, there are no outstanding claims under any insurance policy or default with respect to provisions in any such policy.

            SECTION 4.22. EMPLOYEE PLANS; ERISA.

            (a) Schedule 4.22(a) sets forth a list of each benefit and compensation plan, program and arrangement including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA and pension, retirement, post-retirement, profit sharing, deferred compensation, stock ownership, stock option, stock purchase, stock appreciation rights, stock bonus, severance or other similar plan relating to the Company, the Station Employees, the Business or the Station; each medical, vision, dental, disability or other health plan; each life insurance plan relating to the Company, the Station Employees, the Business or the Station; and any other employee benefit plan relating to the Company, the Station Employees, the Business or the Station which covers or has covered employees or former employees of the Company, the Business or the Station (the "Employee Plans"). Schedule 4.22(a) classifies such Employee Plans as either "Employee Pension Benefit Plans" or "Employee Welfare Benefit Plans," both as defined in Section 3 of ERISA.

            (b) The ACME Entities warrant that the Closing will not result in the imposition of liability with respect to any multiemployer plan or defined benefit plan which could be assessed against Buyer.

            (c) Each Employee Plan and each related trust agreement, annuity contract or other funding instrument is in compliance, both as to form and operation, in all material respects, with applicable law (including, where applicable, ERISA and the Code).

            (d) Each Employee Plan which is intended to be qualified under Code
Section 401(a) satisfies the qualification requirements of the Code in all material respects, and has been determined by the Internal Revenue Service to be so qualified, and each trust forming a part of such Employee Plan is exempt from Tax pursuant to Code Section 501(a). The ACME Entities have no Knowledge of any fact or set of circumstances that has adversely affected or could reasonably adversely affect the qualification of such Employee Plan.

            (e) No plan which is an employee benefit plan under Section 3(3) of ERISA has engaged in a transaction that is a Prohibited Transaction as defined in Section 406 of ERISA and Section 4975 of the Code for which there is no exemption and with respect to which the ACME Entities, the Company or the Business have incurred any Liability which, individually or in the aggregate, would have a Material Adverse Effect.

            (f) Except as set forth in Schedule 4.22(f), the ACME Entities do not sponsor, maintain or contribute to any Employee Plan that provides health or death benefits to former employees of the Station other than as required by
Section 4980B of the Code or other applicable laws.

            SECTION 4.23. ENVIRONMENTAL PROTECTION. Except as set forth in
Schedule 4.23, in respect of the Business, the Station, the Company or the assets of the Company:

            (a) During the Company's or any ACME Entity's (or any of their Affiliate's) ownership, lease or use of the real property currently used by the Company or in the conduct of the Business, and, to the Knowledge of the ACME Entities, during any former ownership, lease or use of such real property prior to the ownership, lease or use by the Company or the ACME Entities (or their Affiliates), there have been no spills, discharges or releases of, and neither the Company nor the ACME Entities have placed, held, located, transported or disposed of any, Hazardous Materials in, from, on or under the real property currently owned, leased or used by the Company or in the conduct of the Business, or to the Knowledge of the ACME Entities, any real property formerly used in the conduct of the Business that have resulted or could result in any material investigation or material remedial action by any Governmental Body pursuant to any Environmental Law and neither the Company nor the ACME Entities have any material Liability under any Environmental Law.

            (b) No Station Property or, to the Knowledge of the ACME Entities, any other real property to which the Company or the ACME Entities transported or arranged for the transportation of any Hazardous Substances is listed or, to the Knowledge of the ACME Entities, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA), or on any similar federal or state list of sites requiring investigation or remediation.

            (c) To the Knowledge of the ACME Entities, (i) there are no structures, improvements, equipment, activities, fixtures or facilities on any property owned, leased or used by the Company or in the conduct of the Business that are constructed with, use or otherwise contain radioactive materials, asbestos-containing materials, lead, urea formaldehyde or polychlorinated biphenyls, unless the same are in good condition, ordinary wear and tear excepted, and in compliance in all material respects with Environmental Laws, (ii) there are no underground storage tanks, or underground piping associated with such tanks, except those that comply with applicable Environmental Laws and (iii) there are no abandoned underground storage tanks that have not been either abandoned in place or removed pursuant to an Environmental Law.

            (d) There are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the properties owned, or to the Knowledge of the ACME Entities, leased or used by the Company or in the conduct of the Business, and no government actions have been taken, or, to the Knowledge of the ACME Entities, are in process that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and neither the ACME Entities nor the Company are required to place any notice or restriction relating to Hazardous Materials in any deed to such property.

            (e) Neither the Company nor the ACME Entities have released any Person or waived any rights or defenses with respect to any Environmental Conditions or any claim arising under any Environmental Law.

            (f) There is no Environmental Report in the possession or control of the ACME Entities, the Company or any of their Affiliates that has not been made available or delivered to Buyer.

            SECTION 4.24. INSOLVENCY PROCEEDINGS. None of the ACME Entities, the Company nor the assets or properties of the Company are the subject of any pending or threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Neither the Company nor the ACME Entities in respect of the Business have made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to this transaction, each ACME Entity (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of its liabilities. No ACME Entity or the Company is insolvent and no the ACME Entity will become insolvent as a result of entering into this transaction.

            SECTION 4.25. TRANSACTIONS WITH AFFILIATES. Except as set forth on
Schedule 4.8(b) or 4.25, no officer, director, manager or Affiliate of the Company is a party to any agreement, contract, arrangement or transaction with the Company or has any interest in any property (real or personal or mixed, tangible or intangible) used exclusively in or pertaining solely to or is material to the Business or the assets of the Company.

            SECTION 4.26. NO FINDER. None of the ACME Entities or any Affiliate or any party acting on such Person's behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, except for Deutsche Bank Securities Inc. (the fees and expenses of which shall be payable by the ACME Entities), for or on account of the transactions contemplated by this Agreement.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            As an inducement to the ACME Entities to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to the ACME Entities and agrees as follows.

            SECTION 5.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own or lease and to operate the properties and assets used in connection with its business or to be acquired pursuant hereto, and to enter into and perform this Agreement.

            SECTION 5.2. AUTHORITY OF BUYER.

            (a) Buyer has the requisite corporate authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

            (b) The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer or its stockholder. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) None of the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

                  (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Buyer under, the certificate of incorporation or bylaws of Buyer, any material contract, agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation, or any judgment, order, award or decree, to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound, or any statute, other law or regulatory provision materially affecting Buyer or its assets; or

                  (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or the Communications Act.

            SECTION 5.3. LITIGATION. Buyer is not a party to any action, suit or proceeding pending which, if adversely determined, would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no order to which Buyer is subject which would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.

            SECTION 5.4. NO FINDER. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

            SECTION 5.5. QUALIFICATIONS AS FCC LICENSEE. As of the date of this Agreement, Buyer knows of no fact or circumstance which would, under the Communications Act, disqualify or preclude it or its assignee from becoming the FCC licensee of the Station without waiver of any published FCC rule or policy. There are no proceedings, complaints, notices of forfeiture, claims or investigations pending against Buyer or any principal, officer, director, or owner of Buyer that would materially impair the qualifications of Buyer or its designated assignee to become a FCC licensee of the Station.

            SECTION 5.6. INVESTMENT REPRESENTATION. The Shares are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act of 1933 or pursuant to an applicable exemption therefrom.

            SECTION 5.7. WARN ACT. Buyer has not made or taken, and will not make or take, any decisions or actions concerning the employees of the Station after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988.

                                   ARTICLE VI

                        ACTION PRIOR TO THE CLOSING DATE

            The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

            SECTION 6.1. INVESTIGATION OF THE BUSINESS. Upon the request of Buyer, the ACME Entities shall afford and cause the Company to afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, attorneys and consultants) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and the Business to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Company or the Business as shall be reasonably requested. Buyer agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Station. It is expressly understood that, pursuant to this Section 6.1, Buyer, at its sole expense, shall be entitled to make such engineering inspections of the Station, such inspections of the Station for the purpose of appraising the Business and such audits of the Company's or Station's financial records as Buyer may desire, so long as the same do not unreasonably interfere with the operation of the Station; provided, that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer's right to rely upon any representation or warranty made by the ACME Entities in this Agreement, each of which shall survive any furnishing of information to Buyer or its agents, or any investigation by Buyer or its agents, subject to Section 13.1 hereof.

            SECTION 6.2. NOTICE OF LITIGATION. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The ACME Entities shall promptly notify Buyer, and Buyer shall promptly notify the ACME Entities, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other or the Company, its assets or the Business which would have been listed in Schedule 4.20 or would be an exception to Section 5.3, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

            SECTION 6.3. FCC CONSENT; HSR ACT APPROVAL; OTHER CONSENTS AND APPROVALS.

            (a) As promptly as practicable after the date of the execution of this Agreement, but in any event no later than ten (10) business days thereafter, the ACME Entities and Buyer shall file with the FCC applications requesting its consent to the transfer of control of the Station Licenses (and any extensions or renewals thereof) in connection with the purchase and sale of the Shares contemplated by this Agreement (the "Transfer Applications"). The ACME Entities and Buyer will cooperate in the preparation of such Transfer Applications and will diligently take, or cooperate in the taking of, all necessary and commercially reasonable steps, provide any additional information reasonably required and otherwise use reasonable efforts to obtain promptly the FCC's consent and approval of the Transfer Applications. Any fees assessed by the FCC incident to the filing or grant of such applications shall be borne equally by Buyer and the ACME Entities, with each party responsible for one half of any such fees assessed. Each of the ACME Entities and Buyer shall make available to the other, promptly after the filing thereof, copies of all reports filed by it, the Company or its Affiliates on or prior to the Closing Date with the FCC in respect of the Station.

            (b) As promptly as practicable after the execution and delivery of this Agreement, but in any event no later than fifteen (15) business days thereafter, the ACME Entities and Buyer shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed by such commission or department under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the purchase and sale of the Shares and the other transactions contemplated by this Agreement. Each of the ACME Entities and Buyer covenants to file as promptly as practicable such additional information as may be requested to be filed by such commission or department. Each of the ACME Entities and Buyer warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of the ACME Entities and Buyer agrees to make available to the other such other information as may be required by such commission or department to be filed as additional information requested by such agencies under the HSR Act and such rules and regulations. The cost of any filing fees payable under the HSR Act in connection with the notifications and information described in this Section 6.3(b) shall be borne equally by Buyer and the ACME Entities.

            (c) The ACME Entities and Buyer shall each use reasonable best efforts to promptly obtain all consents, amendments or permits from Governmental Bodies, which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement.

            SECTION 6.4. OPERATIONS OF THE STATION PRIOR TO THE CLOSING DATE.

            (a) Prior to the Closing Date, except as approved by Buyer, the ACME Entities shall cause the Company to:

                  (i) operate and carry on the operations of the Station and the
            Business only in the ordinary course consistent with past practices and published FCC rules and regulations;

                  (ii) maintain the assets and properties of the Company in good operating condition and repair (wear and tear in ordinary usage excepted);

                  (iii) maintain its books and records in the usual and ordinary manner, on a basis consistent with prior periods; and

                  (iv) comply in all material respects with all laws, published rules, ordinances and published regulations applicable to it, to its assets and to the Business and the operation of the Station.

            (b) Prior to the Closing Date, the ACME Entities shall cause the Company to, consistent with past practice, use its commercially reasonable efforts to:

                  (i) continue to promote and conduct advertising on behalf of the Station and the Business at levels substantially consistent with past practice;

                  (ii) retain the Station's programming library;

                  (iii) maintain the business organization of the Station;

                  (iv) preserve the goodwill of the suppliers, contractors,
            licensors, employees, customers, distributors and others having business relations with the Business or the Station;

                  (v) maintain the present character and entertainment format of the Station and the quality of its programs;

                  (vi) maintain the employment of each current employee who is necessary for the continued operation of the Station and the Business as currently operated;

                  (vii) preserve the Station's present customers and business relations;

                  (viii) maintain all inventories at levels consistent with the
            Station's prior practices; and

                  (ix) perform all Station Agreements without default and pay trade accounts payable in a timely manner; provided, however, that the Company may dispute, in good faith, any of its alleged obligations.

            (c) Notwithstanding Sections 6.4(a) and (b), except as expressly contemplated by this Agreement, except as set forth in Schedule 6.4(c) or except with the express prior written approval of Buyer (which approval may not be unreasonably withheld or delayed), the ACME Entities shall not permit the Company to, and, in respect of the Station, the Company, the Company's assets or properties or the Business, the ACME Entities shall not or permit any of their other Affiliates to:

                  (i) make any material change in the Business or the operations of the Station;

                  (ii) make any capital expenditure, or enter into any contract or commitment therefor, in excess of $25,000 in the aggregate;

                  (iii) enter into any contract for the purchase of real
            property or exercise any option to extend a lease listed in Schedule 4.10(c);

                  (iv) sell, lease (as lessor), transfer or otherwise dispose of
            (including any transfers to the ACME Entities or any of their Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Company or the Business, other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and other than Permitted Encumbrances;

                  (v) create, incur or assume, or agree to create, incur or
            assume, any indebtedness for borrowed money (other than money borrowed or advances from any ACME Entity or any of their Affiliates in the ordinary course of the Business consistent with past practice), except in the ordinary course of the Business;

                  (vi) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to the Station Employees, other than in the ordinary course of the Business or as required by any such plan or Requirements of Law;

                  (vii) make any material change in the compensation of the
            Station Employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

                  (viii) enter into any employment agreement for services to be performed for the Company or on behalf of the Station or the Business;

                  (ix) change the Station's call sign or knowingly acquiesce in any infringement, unauthorized use or impairment of the Intellectual Property;

                  (x) renew, extend, amend, terminate, or waive any material right under any Station Agreement or enter into any contract or commitment or incur any obligation that will be assumed by or be otherwise binding on the Company after Closing, except for (a) cash Time Sales Agreements and production agreements made in the ordinary course of business consistent with the Station's past practices; (b) the renewal or extension of any existing contract on its existing terms in the ordinary course of business (provided that such renewal or extension does not extend beyond six (6) months except for program barter agreements listed on Schedule 4.18 where such renewal or extension may not extend beyond twelve (12) months); (c) other contracts entered into in the ordinary course of business consistent with the Station's past practices that do not involve consideration the value of which, individually, is in excess of $30,000.00 and which, in the aggregate, is in excess of $40,000.00 measured at Closing; (d) trade agreements entered into in the ordinary course of business that do not involve consideration which, individually, is in excess of $30,000.00 and which, in the aggregate, in excess of $40,000.00; provided, that none of such actions with respect to clauses (a) - (d) result in the modification or renewal of any Station Agreement in a manner adverse or that would be adverse upon consummation of the transactions contemplated hereby to Buyer or the Company or the entering into any contract, agreement, undertaking or commitment which would have been required to be set forth in
            Schedule 4.18 if in effect on the date hereof or the entering into any contract which would require the consent of a third Person upon the purchase and sale of the Shares; or

                  (xi) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Article XI or accelerating deductions to periods for which the ACME Entities are liable pursuant to Article XI).

            SECTION 6.5. THIRD PARTY CONSENTS. The ACME Entities shall (and shall cause the Company to) use commercially reasonable efforts to obtain the consents of the other contracting parties to the transactions contemplated hereby to the extent required by any Station Agreements or Station License requiring such consent; provided, however, that none of the ACME Entities, the Company or Buyer shall be required to pay or incur any material cost or expense to obtain any third Person consent that the ACME Entities or the Company is not otherwise required to pay or incur in accordance with the terms of the applicable Station Agreement or Station License. If any such third Person consent, approval or waiver is not obtained before the Closing, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in effecting any lawful arrangement to provide to Buyer or its designated Affiliates (including the Company) the economic benefits of the Station Agreements or Station Licenses for which third Person consents, approvals, and waivers are being sought after Closing, and to have Buyer or its designated Affiliates (including the Company) assume and discharge the obligations under the Station Agreements or Station Licenses from and after the Closing Date.

            SECTION 6.6. ENVIRONMENTAL SITE ASSESSMENT. Within thirty (30) days of the execution of this Agreement, Buyer may obtain a Phase I Environmental Assessment for each of the parcels of Real Property (the "Environmental Assessment"). Such Environmental Assessment shall not relieve the ACME Entities of any obligation with respect to any representation, warranty or covenant of the ACME Entities in this Agreement or waive any condition to Buyer's obligations under this Agreement. The cost of completing the Environmental Assessment shall be paid by Buyer.

            SECTION 6.7. PUBLIC ANNOUNCEMENT. None of the ACME Entities, the Company, Buyer or any of their respective Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

            SECTION 6.8. INTERIM FINANCIAL STATEMENTS. The ACME Entities shall deliver (or cause the Company to deliver) to Buyer, within five (5) business days of their preparation, copies of any monthly, quarterly or annual financial statements relating to the Business that may be prepared by them or any of their Affiliates during the period from the date hereof through the Closing Date. Such financial statements shall fairly present, in all material respects, the financial position and results of operations of the Business as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements included in
Schedule 4.4 were prepared.

            SECTION 6.9. ADMINISTRATIVE VIOLATIONS. If the ACME Entities or the Company receive any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Station's operations violates any rule or regulation of the FCC or of any other Governmental Body (an "Administrative Violation"), including, without limitation, any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, the ACME Entities shall, if such violation is material to the Business, promptly notify Buyer of the Administrative Violation and, whether or not such violation is material to the Business, (i) if the allegation is valid, the ACME Entities shall use reasonable efforts to remove or correct the Administrative Violation, and (ii) the ACME Entities (and not the Company) shall be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

            SECTION 6.10. ADVERSE DEVELOPMENTS. The ACME Entities shall (or shall cause the Company to) promptly notify Buyer of any unusual or materially adverse developments Known to the ACME Entities that occur prior to Closing with respect to the Company or the operation of the Station or the Business unrelated to FCC proceedings generally relating to the television industry or general economic conditions; provided, however, that the ACME Entities' compliance with the disclosure requirements of this Section 6.10 shall not relieve the ACME Entities of any obligation with respect to any representation, warranty or covenant of the ACME Entities in this Agreement or waive any condition to Buyer's obligations under this Agreement.

            SECTION 6.11. NO SOLICITATION COVENANT.

            (a) From and after the date of this Agreement, the ACME Entities shall not, and shall use their respective best efforts to cause their respective Affiliates, representatives and agents (including, without limitation, investment bankers, attorneys and accountants) (collectively, their "Representatives") not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Buyer and its representatives and agents, concerning (i) any sale of all or any portion of the Shares, the Business or the Station or the assets or properties of KWBP or the KWBP Business, individually or in any combination, to any Person other than Buyer, (ii) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Shares, the Business or the Station or the assets or properties of KWBP or the KWBP Business, individually or in any combination (other than the sale of the Shares to Buyer as contemplated by this Agreement or the sale of substantially all of the assets of KWBP as contemplated by the KWBP Asset Purchase Agreement), or
(iii) any transaction or transactions that would have an effect similar to the transactions described in (i) or (ii) (any of (i), (ii) and (iii) being an "Alternative Proposal" and any Alternative Proposal to acquire the Shares (as contemplated by this Agreement) and substantially all of the assets of KWBP (as contemplated in the KWBP Asset Purchase Agreement), in one or more transactions, or any transaction or transactions that would have an effect similar to such transactions is referred to herein as a "Combined Alternative Proposal"). The ACME Entities agree not to release any third Person from, or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party with respect to sale of the Shares, the Business or the Station or the assets or properties of KWBP or the KWBP Business. The ACME Entities shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Alternative Proposal.

            (b) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.11 will prohibit:

                  (i) the board of directors of Parent from complying with Rule
            14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934; provided, however, that none of the ACME Entities nor their respective boards of directors shall approve or recommend an Alternative Proposal except pursuant to and in accordance with the following clause (ii); and

                  (ii) (A) the ACME Entities (or their Representatives) from engaging in discussions or negotiations with a third Person concerning an Alternative Proposal who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the ACME Entities or their Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations, and furnishing such third Person information concerning the ACME Entities and their business, properties and assets if, and only to the extent that, (1) such Person has submitted a written Alternative Proposal to the board of directors of Parent which determines in good faith, following consultation with and after having received the advice of a nationally recognized firm of outside legal counsel and Parent's financial advisors, that such Alternative Proposal would reasonably be expected to result in a Superior Proposal; and (2) three business days before furnishing such information to or entering into discussions or negotiations with such Person, the ACME Entities (w) provide prompt, oral and written notice to Buyer to the effect that they are intending to furnish information to or enter into discussions or negotiations concerning an Alternative Proposal with such Person and identify such Person and the proposed material terms and conditions of such Alternative Proposal and promptly apprise Buyer of the status and details (including any amendments or proposed amendments) of any Alternative Proposal, (x) promptly provide to Buyer any information regarding the ACME Entities to be provided to any Person making an Alternative Proposal that was not previously provided to Buyer, (y) if requested by Buyer, negotiate in good faith with Buyer during such three business day period with respect to possible revisions to this Agreement so that the Alternative Proposal that may constitute a Superior Proposal, in light of such revisions to this Agreement, no longer would constitute a Superior Proposal and (z) receive from such Person an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person than the terms contained in the Confidentiality Agreement are to Buyer; and/or

                        (B) following the receipt by the ACME Entities of a
            Superior Proposal and a determination by the board of directors of Parent, in good faith, after receipt of advice from its outside legal counsel, that failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to Parent's stockholders under applicable law, the ACME Entities from terminating this

            Agreement at any time after the fifth business day following Buyer's receipt of written notice from the ACME Entities that the ACME Entities have (y) received a Superior Proposal and (z) elected to terminate this Agreement pursuant to this Section 6.11(b)(ii)(B) (which notice must specify the material terms and conditions of such Superior Proposal and the Person making the Superior Proposal); provided that (1) the conditions set forth in clause (A) above have been satisfied, (2) prior to such termination, if requested by Buyer, the ACME Entities shall have negotiated in good faith with Buyer for such five business day period with respect to possible revisions to this Agreement so that the Alternative Proposal that constituted a Superior Proposal, in light of such revisions to this Agreement, no longer constitutes a Superior Proposal, (3) following any negotiations contemplated by clause (2) above, the board of directors of Parent, in good faith and after receipt of advice from its outside legal counsel and financial advisors, shall have determined that the Alternative Proposal continues to represent a Superior Proposal, (4) Parent, ACME Television of Oregon, LLC and ACME Television Licenses of Oregon, LLC shall have similarly exercised their rights to terminate the KWBP Asset Purchase Agreement under Section 6.12(b)(ii)(B) therein due to such Superior Proposal and (5) before or contemporaneously with such termination the ACME Entities pay to Buyer the amounts owed pursuant to Section 12.3(ii) of this Agreement and Section 11.3(ii) of the KWBP Asset Purchase Agreement, and provided, further that after Buyer's receipt of an initial notice of a Superior Proposal pursuant to this Section 6.11(b)(ii)(B), the ACME Entities shall be obligated to promptly notify Buyer of any material change in the terms of such Superior Proposal and may terminate this Agreement thereafter in accordance with the terms of this Section 6.11(b)(ii)(B) after having satisfied the provisions of this Section 6.11(b)(ii)(B) with respect to each such amended Superior Proposal, except that the five business days referred to above shall be reduced to three business days for any such change (but in no event shall the ACME Entities exercise their right to terminate pursuant to this Section 6.11(b)(ii)(B) fewer than ten business days following Buyer's receipt of the initial notice of such Superior Proposal).

            (c) For purposes of this Agreement, "Superior Proposal" means a Combined Alternative Proposal, made by a third Person, that the board of directors of Parent, acting consistent with its fiduciary duties, determines in good faith (after consultation with its outside legal counsel and financial advisor) (y) is reasonably capable of being consummated, taking into account all relevant legal, financial, regulatory and other aspects of the Combined Alternative Proposal and the source of its financing, on the terms proposed, and
(z) would result in a transaction more favorable to the ACME Entities and the holders of their respective equity interests than the transactions contemplated by this Agreement and the KWBP Asset Purchase Agreement considered on an aggregate basis.

            SECTION 6.12. COPIES OF FCC APPLICATIONS. The ACME Entities shall promptly deliver to Buyer copies of any applications filed with the FCC with respect to the Station upon filing the same with the FCC.

            SECTION 6.13. ESTOPPEL CERTIFICATES / NON-DISTURBANCE AGREEMENT.

            (a) The ACME Entities shall use commercially reasonable efforts to obtain, from the lessors under the Real Property Leases, executed versions of estoppel certificates in a form reasonably acceptable to Buyer.

            (b) Prior to the Closing, the ACME Entities shall obtain a non-disturbance agreement, in a form reasonably acceptable to Buyer, from the landlord and sublandlord in favor of Buyer with respect to the lease for the Station's studio.

            SECTION 6.14. TITLE EXAMINATION; TITLE INSURANCE; SURVEYS.

            (a) Buyer may, at its expense, conduct a review and examination with respect to title of the Real Property, and the ACME Entities shall (and shall cause the Company to) cooperate as reasonably necessary in completion of such review and examination. If any such review and examination reflects the existence of any defect, encumbrance, or other limitation with respect to any such title which would cause a material limitation or exclusion from the title insurance to be obtained under Section 6.14(b) (a "Title Defect"), the ACME Entities shall (and shall cause the Company to) use commercially reasonable efforts to cause such Title Defect to be cleared or otherwise remedied prior to Closing.

            (b) Upon Buyer's request, the ACME Entities shall (and shall cause the Company to) cooperate with Buyer to extent necessary for Buyer to obtain the commitment of a title insurance company reasonably satisfactory to Buyer to issue ALTA 1992 Form extended coverage title insurance policies with a zoning endorsement insuring the Company's (or Buyer's or its Affiliate's) interest in the Real Property (the "Title Commitment"). The costs of any Title Commitment and the policy to be issued pursuant to such Title Commitment shall be paid by Buyer.

            (c) Buyer, at its expense, may obtain surveys of the Real Property performed by surveyors reasonably acceptable to Buyer sufficient to remove any "survey exception" from the title insurance policies to be issued pursuant to the Title Commitment.

            SECTION 6.15. ACME MISSOURI LICENSEE MEMBERSHIP INTERESTS. Prior to the Closing, Parent shall cause ACME Subsidiary Holdings III, LLC to transfer all of its membership interests in ACME Missouri Licensee to ACME Missouri and take such other actions to cause the membership interests of ACME Missouri Licensee to be wholly-owned by ACME Missouri.

            SECTION 6.16. INTERCOMPANY OBLIGATIONS. The ACME Entities shall take such action as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations between the Company, on the one hand, and any ACME Entity or its Affiliates (other than the Company), on the other hand, including any obligations pursuant to the agreements set forth in Schedule 4.8(b) and
Schedule 4.25.

            SECTION 6.17. PERSONAL PROPERTY LEASES. Prior to the Closing, the ACME Entities (and not the Company) shall purchase, on behalf of the Company, from Wells Fargo Equipment Finance, Inc. and General Electric Capital Corporation the property leased under the leases with such entities referenced in Schedule 4.12 and take such other actions so that such property shall be owned by the Company free and clear of all Encumbrances as of the Closing. Neither Buyer nor, after the purchase of the leased property as contemplated hereby, the Company shall have any Liability, through the proration provisions of Section 3.6 or otherwise, for any obligations under such leases or with respect to the purchase of the property relating thereto.

            SECTION 6.18. LIEN REMOVAL. Prior to the Closing, the ACME Entities shall take all necessary action to remove any Encumbrances (except Permitted Encumbrances), including those referenced in Schedule 4.15, on the Shares and the assets of the Company.

            SECTION 6.19. RESTRUCTURING. Prior to the Closing and with Buyer's consent, ACME Missouri Holdings may merge with ACME Missouri, or it may be liquidated and its assets distributed, so that ACME Television may become the direct parent of ACME Missouri, provided that Buyer's consent to such restructuring shall not constitute a waiver of its rights to indemnification under Articles X and XI of this Agreement. In the event of such a restructuring, Buyer and the ACME Entities shall amend this Agreement and the KWBP Asset Purchase Agreement accordingly to reflect such restructuring.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

            SECTION 7.1. SALES, USE AND TRANSFER TAXES. Any sales, stock transfer, use or other transfer Taxes payable by reason of transfer and conveyance of the Shares, the Business, the Station or the Company's assets or properties hereunder and any documentary stamp or transfer Taxes payable by reason of the real estate or interests therein included shall be paid one-half by Buyer and one-half by the ACME Entities. Except as set forth in Section 6.3, all fees relating to any filing with any Governmental Body required for transfer and conveyance of the Shares, the Business, the Station or the Company's assets or properties hereunder, other than amounts (including Taxes) owing to any Governmental Body as of the date hereof or with respect to events occurring prior to the date hereof, shall be paid one-half by Buyer and one-half by the ACME Entities.

            SECTION 7.2. EMPLOYEES; EMPLOYEE BENEFIT PLANS.

            (a) The ACME Entities shall cause the Company to terminate its participation in all Employee Plans for which an ACME Entity is the plan sponsor that are listed on Schedule 4.22(a) (the "ACME Plans") as of the Closing Date. The ACME Entities shall retain the liability for payment of all benefits under the ACME Plans, and Buyer shall not assume nor shall the Company be responsible for any liability with respect to such claims or related expenses. In no event shall any Transferred Employee (as hereinafter defined) be entitled to accrue any benefits under the ACME Plans after the Closing.

            (b) The Company (or one or more of its Affiliates, including Buyer, after the Closing) will continue to employ on the Closing Date all active Station Employees (except for Station Employees identified by Buyer within sixty days after the date hereof, but in any event prior to the Closing, who shall be retained by Seller or one of its Affiliates, and for whom Buyer shall indemnify the ACME Entities for claims by any such employee solely to the extent relating to Buyer's decision not to continue the employment of such employee with the Company) at the level of salary, wages and commissions, if applicable, comparable to similarly situated employees of Buyer and at the place of employment of each such employee immediately prior to the Closing Date. For purposes of the previous sentence, "active Station Employee" shall mean the Station Employees who are properly classified as actively at work at the Station on the Valuation Date or any Station Employee on approved maternity or paternity leave of absence as of the Valuation Date.

            (c) Each Station Employee who accepts employment with Buyer pursuant to Section 7.2(b) (referred to in this Agreement as a "Transferred Employee") shall, subject to applicable collective bargaining agreements, be eligible to become a participant in such employee benefit plans (as such term is defined in Section 3(3) of ERISA) and such other programs and arrangements as may be provided to similarly situated employees of Buyer (other than the Tribune Company Employee Stock Ownership Plan and the Tribune Company Savings Incentive
Plan) as soon as practicable following the closing; provided, however, that Transferred Employees will be eligible to participate in Buyer's group health plans immediately following the Closing without waiting periods or exclusion for pre-existing conditions. Buyer shall not be obligated to provide, nor shall assume any obligation or liability relating to, COBRA Coverage for any Station Employee or any beneficiary who incurs a qualifying event on or prior to the Closing Date. Buyer shall implement a new 401k Plan for the Transferred Employees the ("Buyer 401(k) Plan"). To the extent requested by a Transferred Employee, the ACME Entities shall permit a rollover, pursuant to Code Section 402(c), to the Buyer 401(k) Plan, in cash, of all of the individual account balances of such Transferred Employee under the ACME Entities' 401(k) Plan, including any outstanding plan participant loan receivables allocated to such accounts subject to compliance with the requirements of the Buyer 401(k) Plan.

            (d) The ACME Entities shall be solely responsible for the ACME Plans and all obligations and liabilities thereunder. Buyer shall not assume any of the ACME Plans or any obligation or liability thereunder. The ACME Entities shall be responsible for, and shall indemnify and hold harmless Buyer from and against any adverse consequences that Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by, any actions taken by the ACME Entities or their Affiliates or any ERISA Affiliate pursuant to Section 7.2(b) with respect to an ACME Plan.

            (e) Except as otherwise provided in Section 7.2, the ACME Entities will remain responsible for all claims under the applicable Employee Plans for health, accident, sickness, and disability benefits deemed incurred prior to the Closing Date by Station Employees regardless of whether payment is made after the Closing Date. For all purposes under such Employee Plans, Transferred Employees will be considered to have terminated employment with the ACME Entities or their Affiliates as of the Closing Date. For purposes of this
Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the Station Employee claiming such benefit, (ii) a claim for sickness or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date, and (iii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims.

            (f) Any preexisting condition clause or waiting period in any of the health coverage (including medical, dental and disability coverage) included in Buyer's benefits programs shall be waived for the Transferred Employees to the extent such crediting does not result in the duplication of benefits. For purposes of any eligibility requirements, vesting requirements or differential benefit provisions based on length of service under any of Buyer's benefit programs (but not for purposes of pension benefit accruals), service of Transferred Employees with the ACME Entities or their Affiliates (or any predecessor thereof) will be treated as service with Buyer or its Affiliates. Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer or its Affiliates for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the calendar year in which the Closing Date occurs under a plan maintained by the ACME Entities or any Affiliate of the ACME Entities, subject to Buyer's receipt of such information within two months of the Closing Date. Buyer shall grant credit to each Transferred Employee for sick leave and vacation time in accordance with the policies of Buyer applicable generally to its similarly situated employees after treating service for an ACME Entity, any Affiliate of an ACME Entity, or any predecessor, as service for Buyer, subject to Buyer's receipt of such information within two months of the Closing Date. To the extent any claim with respect to vacation leave or sick leave accrued after the Closing Date or accrued prior to the Closing Date to the extent Buyer has received a credit under other provisions of this Agreement is lodged against an ACME Entity with respect to any Transferred Employee, Buyer shall indemnify, defend, and hold harmless the ACME Entities from and against any and all Losses, directly or indirectly, as a result of or based upon or arising from the same.

            (g) Buyer shall reimburse the ACME Entities for the costs of severance benefits for each Station Employee, to the extent provided for similarly situated employees under the Employee Plans, who does not receive an offer of employment from Buyer. During the six-month period following the Closing, Buyer will maintain a severance pay plan or policy for Transferred Employees that provides benefits at least equal to the benefits provided for such employees under any severance pay plan or policy maintained by the ACME Entities immediately prior to the Closing. Schedule 4.22(a) sets forth the level of severance benefits provided by the ACME Entities under any severance pay plan or policy for such Transferred Employees.

            (h) Nothing contained herein, expressed or implied, is intended to confer upon any Station Employee any right to continued employment for any period of time by reason of this Agreement. Nothing contained herein is intended to confer upon any Station Employee any particular term or condition of employment.

            SECTION 7.3. CONTROL OF OPERATIONS PRIOR TO CLOSING DATE. Notwithstanding anything contained herein to the contrary, the Closing shall not be consummated prior to the grant of the FCC Consent. The ACME Entities and Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Station, it being understood that the operation, management, control and supervision of all programs, equipment, operations and other activities of the Station shall be the sole responsibility, and at all times prior to the Closing Date remain within the complete control and discretion, of the ACME Entities and the Company, subject to the terms of
Section 6.4 of this Agreement.

            SECTION 7.4. COVENANT NOT TO COMPETE OR SOLICIT BUSINESS. In furtherance of the sale of the Shares to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Business, the ACME Entities covenant and agree that:

                  (i) until the third anniversary of the Closing Date, neither the ACME Entities nor any of their Affiliates (which term "Affiliate" shall not include the Company for purposes of this Section) will, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, provide consulting or management services for, or otherwise carry on, a television broadcast station similar to or competitive with the Business as conducted by the Company as of the Closing Date (a "Competitive Business") anywhere within the St. Louis, Missouri Designated Market Area (as defined by Nielsen Media Research, Inc.); or

                  (ii) until the first anniversary of the Closing Date, neither the ACME Entities nor any of their Affiliates will, induce or attempt to persuade any current employee, agent or customer of the Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any Competitive Business;

provided, however, that nothing set forth in this Section 7.4 shall prohibit the ACME Entities or any of their Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or included on the NASDAQ market system or similar system. In addition, the ACME Entities covenant and agree that neither they nor any of their Affiliates will divulge or make use of any trade secrets or other confidential information of the Business existing as of the Closing Date other than to disclose such secrets and information to Buyer or its Affiliates, except as required by applicable law or regulation or by legal process. In the event the ACME Entities or any of their Affiliates violate any of their obligations under this Section 7.4, Buyer may proceed against them in law or in equity for such damages or other relief as a court may deem appropriate. The ACME Entities acknowledge that a violation of this Section 7.4 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. The ACME Entities therefore agree that in the event of any actual or threatened violation of this Section 7.4, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the ACME Entities or such Affiliate of the ACME Entities to prevent any violations of this Section 7.4, without the necessity of posting a bond. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.4, any term, restriction, covenant or promise in this Section 7.4 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

            SECTION 7.5. ACCOUNTS RECEIVABLE.

            (a) As soon as practicable after the Closing, the ACME Entities shall deliver to Buyer a complete and detailed list of all the Accounts Receivable. During the period beginning on the Closing Date and ending on the one hundred twentieth (120th) day after the Closing Date (the "Collection Period"), Buyer shall use commercially reasonable efforts to collect the Accounts Receivable in the usual and ordinary course of business, using the Station's credit, sales, and other appropriate personnel in accordance with customary practices which may include referral to a collection agency. Notwithstanding the foregoing, Buyer shall not be required to institute legal proceedings to enforce the collection of any Accounts Receivable. Buyer shall not adjust any Accounts Receivable or grant credit without Seller's written consent, and Buyer shall not pledge, secure, or otherwise encumber such Accounts Receivable or the proceeds therefrom, other than to the extent such pledge, security or encumbrance arises without any further action not specifically required by Buyer under Buyer's or its Affiliates' financing instruments or facilities in the ordinary course of business. On or before the tenth (10th) Business Day after the end of each calendar month during the Collection Period, Buyer shall remit to Seller collections received by Buyer with respect to the Accounts Receivable, together with a report of all amounts collected with respect to the Accounts Receivable during, as the case may be, the period from the Closing or the beginning of such month through the end of such month, less any reasonable sales commissions or collection costs paid by Buyer in the ordinary course of its business during the respective periods with respect to those Accounts Receivable, plus any sales commission chargebacks taken by Buyer to the extent such sales commissions were previously deducted in determining the amount to be paid to Seller hereunder.

            (b) Any payments received by Buyer during the Collection Period from any Person that is an account debtor with respect to any account disclosed in the list of Accounts Receivable delivered by the ACME Entities to Buyer shall be applied first to the invoice designated by the account debtor and, if none, such payment shall be applied to the oldest account which is not disputed. Buyer shall incur no liability to the ACME Entities for any uncollected account, other than as a result of Buyer's breach of its obligations under this Section 7.5, in which case such liability shall not exceed the amount of the disputed Accounts Receivable. Prior to the end of the Collection Period, neither the ACME Entities, nor any agent of the ACME Entities, shall make any direct solicitation of the account debtors for payment.

            SECTION 7.6. BROADCAST TRANSMITTER. On or prior to the Closing, the ACME Entities shall cause the Company to transfer, and the ACME Entities shall assume from the Company, any and all obligation for the payment of the purchase price of the new analog Transmitter, provided that the Company shall retain title to and possession of such transmitter prior to and as of the Closing.

            SECTION 7.7. THE DAILY BUZZ. From and after Closing, neither Buyer, the Company nor the Station shall have any obligation to air or fund any portion of The Daily Buzz, a program produced by the ACME Entities or their Affiliates and currently shown on all stations owned or operated, directly or indirectly, by the ACME Entities. The programming contract for

The Daily Buzz with respect to the Station and the Company shall be terminated by the ACME Entities at or prior to Closing.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

            The obligations of Buyer under this Agreement to consummate the Closing shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

            SECTION 8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES.

            (a) There shall have been no material breach by any ACME Entity in the performance of any of its respective covenants and agreements contained herein.

            (b) Each of the representations and warranties of the ACME Entities contained or referred to herein that is not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), and each of the representations and warranties of the ACME Entities contained or referred to herein that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except in any case for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

            (c) The ACME Entities shall have delivered to Buyer certificates, dated as of the Closing Date, signed on behalf of each ACME Entity by its respective President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.

            SECTION 8.2. NO RESTRAINT OR LITIGATION.

            (a) Any applicable waiting period under the HSR Act shall have expired or have been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

            (b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement.

            SECTION 8.3. FCC CONSENT.

            (a) The FCC Consent shall have been granted, without any condition or qualification which is materially adverse to Buyer, the Company or to the operations of the Station, provided that if a petition to deny or other third-party objection is filed with the FCC prior to the date on which the FCC Consent is issued and becomes a Final Order, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of Buyer's counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Consent, then Buyer's obligation to effect the Closing shall be subject to the further condition that the FCC Consent shall have become a Final Order.

            (b) Conditions which the FCC Consent, Final Order or any other order, ruling or decree of any judicial or Governmental Body specifies and requires to be satisfied prior to transfer of the Station Licenses to Buyer or its Affiliates shall have been satisfied.

            SECTION 8.4. CLOSING DOCUMENTS. The ACME Entities shall deliver to Buyer all of the closing documents specified in Section 3.4(a), all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and reasonably acceptable to Buyer.

            SECTION 8.5. THIRD PARTY CONSENTS. The ACME Entities or the Company shall have obtained all consents required under the Station Agreements set forth on Schedule 8.5 in connection with the consummation of the transactions contemplated by this Agreement, such that after the Closing the Company will continue to enjoy all of its rights and privileges under such Station Agreements subject only to the same obligations as are currently binding thereunder, pursuant to the present terms thereof.

            SECTION 8.6. CLOSING OF KWBP TRANSACTION. The closing of the KWBP Purchase shall occur simultaneously with the Closing.

                                   ARTICLE IX

            CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACME ENTITIES

            The obligations of the ACME Entities under this Agreement to consummate the Closing shall, at the option of the ACME Entities, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:

            SECTION 9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES.

            (a) There shall have been no material breach by Buyer in the performance of any of its respective covenants and agreements contained herein.

            (b) Each of the representations and warranties of Buyer contained or referred to herein that is not qualified by materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), and each of the representations and warranties of Buyer contained or referred to herein that is qualified as to materiality shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except in any case for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the ACME Entities or any transaction contemplated by this Agreement.

            (c) Buyer shall have delivered to the ACME Entities a certificate dated as of the Closing Date and signed on behalf of each Buyer by its President or any Vice President, certifying that the conditions described in subsections
(a) and (b) above have been satisfied.

            SECTION 9.2. NO RESTRAINT OR LITIGATION.

            (a) Any applicable waiting period under the HSR Act shall have expired or been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

            (b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement.

            SECTION 9.3. FCC CONSENT. The FCC Consent shall have been granted, without any condition or qualification which is materially adverse to the ACME Entities, notwithstanding that it may not have yet become a Final Order.

            SECTION 9.4. CLOSING DOCUMENTS. Buyer shall deliver to the ACME Entities all of the closing documents specified in Section 3.4(b), all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and reasonably acceptable to the ACME Entities.

            SECTION 9.5. CLOSING OF KWBP TRANSACTION. The closing of the KWBP Purchase shall occur simultaneously with the Closing.

                                   ARTICLE X

                                 INDEMNIFICATION

            SECTION 10.1. INDEMNIFICATION BY THE ACME ENTITIES. The ACME Entities agree jointly and severally to indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by such Buyer Group Member in connection with or arising from:

                  (i) any breach by the ACME Entities of, or any other failure of the ACME Entities or their respective Affiliates to perform, any of their covenants, agreements or obligations in this Agreement or in any ACME Ancillary

            Agreement (determined without regard to materiality or Material Adverse Effect qualifiers);

                  (ii) any breach of any warranty or the inaccuracy of any
            representation of the ACME Entities contained or referred to in this Agreement or any certificate delivered by or on behalf of the ACME Entities pursuant hereto (determined without regard to materiality or Material Adverse Effect qualifiers); or

                  (iii) any Losses, Expenses, Taxes or other amount for which, under Article XI, Buyer Group Members are to be indemnified by the ACME Entities;

provided, however, that the ACME Entities shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer Group Members until the aggregate amount of all such Loss and Expense exceeds $250,000 and then only to the extent that the aggregate amount of all such Loss and Expense exceeds $125,000 and, provided, further, that the aggregate amount that the ACME Entities shall be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer Group Members shall not exceed $50,000,000. The indemnification provided for in this Section 10.1 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section
10.1 thereafter), except that the indemnification by the ACME Entities shall continue in any event as to:

            (A) the covenants of the ACME Entities set forth in this Agreement, as to all of which no time limitation shall apply, unless otherwise stated herein;

            (B) the covenants of the ACME Entities set forth in Section 7.4, which shall terminate one year after the expiration of the noncompetition period provided for therein;

            (C) the representations and warranties contained in Sections 4.7 and
      4.23 and the covenants of the ACME Entities set forth in Section 7.1 and any Loss or Expense incurred by any Buyer Group Member in connection with or arising out of the matters described in clause (iii) of this Section 10.1, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days;

            (D) the representations and warranties contained in Sections 4.3(b),
      4.15 and 4.26, as to which no time limitation shall apply; and

            (E) any Loss or Expense of which any Buyer Group Member has notified the ACME Entities in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of the ACME Entities shall continue until the liability of the ACME Entities shall have been determined pursuant to this Article X, and the ACME Entities shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article X.

            SECTION 10.2. INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless each ACME Group Member from and against any and all Loss and Expense incurred by such ACME Group Member in connection with or arising from:

                  (i) any breach by Buyer, or any other failure of Buyer to
            perform, any of its covenants, agreements or obligations in this Agreement or in any Buyer Ancillary Agreement (determined without regard to materiality qualifiers);

                  (ii) any breach of any warranty or the inaccuracy of any
            representation of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto (determined without regard to materiality qualifiers); or

                  (iii) any Losses, Expenses, Taxes or other amount for which, under Article XI, ACME Group Members are to be indemnified by Buyer;

provided, however, that Buyer shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by ACME Group Members until the aggregate amount of all such Loss and Expense exceeds $250,000 and then only to the extent that the aggregate amount of all such Loss and Expense exceeds $125,000. The indemnification provided for in this
Section 10.2 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any ACME Group Member under this Section 10.2 thereafter), except that the indemnification by Buyer shall continue in any event as to:

            (A) the covenants of Buyer set forth in this Agreement, as to all of which no time limitation shall apply, unless otherwise stated herein;

            (B) the covenants of Buyer set forth in Section 7.1 and any Loss or Expense incurred by any Buyer Group Member in connection with or arising out of the matters described in clause (iii) of this Section 10.2, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days;

            (C) the representations and warranties contained in Sections 5.2(b) and 5.4, as to which no time limitation shall apply; and

            (D) any Loss or Expense of which any ACME Group Member has notified Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this
      Article X, and Buyer shall have reimbursed all ACME Group Members for the full amount of such Loss and Expense in accordance with this Article X.

            SECTION 10.3. NOTICE OF CLAIMS. (a) If any Buyer Group Member (with respect to Section 10.1) or any ACME Group Member (with respect to Section 10.2) believes that it has suffered or incurred any Loss or incurred any Expense, such Buyer Group Member or ACME Group Member, as the case may be (the "Indemnified Party"), shall so notify the parties obligated to provide indemnification to such Indemnified Party (the "Indemnitor") promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred (a "Claim Notice"); provided, however, that the omission by the Indemnified Party to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this
Article X except to the extent that such omission results in a failure of actual notice to the Indemnitor and such Indemnitor is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third Person with respect to which any Indemnified Party intends to claim any liability or expense as Loss or Expense under this
Article X, such Indemnified Party shall promptly notify the Indemnitor of such action or suit as specified in this Section 10.3.

            (a) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

            SECTION 10.4. THIRD PERSON CLAIMS.

            (a) Subject to Section 10.4(b), the Indemnified Party shall have the right to conduct and control, through one separate counsel (plus appropriate local counsel) of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided further that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

            (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where the ACME Entities are the Indemnitor, will have no continuing effect in any material respect on the Company or Buyer or its Affiliates or their respective businesses, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing and at its own expense, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

            SECTION 10.5. LIMITATIONS. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount reasonably expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

            (a) Except in claims of common law fraud or except for equitable or specific performance remedies, remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article X shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

            (b) To the extent of any inconsistency between this Article X and
Article XI, the provisions of Article XI shall control.

            (c) Each party agrees to use its commercially reasonable efforts to mitigate any Loss and Expense that forms the basis for any claim for indemnification hereunder.

            (d) In no event shall a party be entitled to indemnification for such party's incidental, consequential or punitive damages.



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
                                   ARTICLE XI

                                   TAX MATTERS

            SECTION 11.1. LIABILITY FOR TAXES. (a) Except as set forth in subparagraph (b) below, the ACME Entities shall be liable for and pay, and pursuant to Article X shall indemnify each Buyer Group Member against, (A) all Taxes imposed on any Company, or for which any Company may otherwise be liable, as a result of having been a member of a Company Group (including, without limitation, Taxes for which any Company may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group), (B) all Taxes imposed on any Company, or for which any Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a Company Group and any Taxes resulting from a Company ceasing to be a member of a Company Group, (C) any interest or penalties that are due to the failure (through no fault of Buyer) of any ACME Group Member to timely prepare, assist in preparation or file or cause to be filed any Tax Return required to be filed with respect to any Straddle Period, and (D) Taxes arising as a result of any breach of a warranty or covenant of the ACME Entities under this Agreement.

            (b) Buyer shall be liable for and pay, and pursuant to Article X shall indemnify each ACME Group Member against, (A) all Taxes imposed on any Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, other than Taxes for which such Company is liable as a result of having been a member of a Company Group, (B) any Taxes to the extent such Taxes were taken into account in making the computations required by Section 3.6, (C) Taxes imposed on any Company resulting from actions, decisions or elections undertaken or made by any Buyer Group Member after the Closing, or any settlements effected by Buyer if Buyer has agreed to forego indemnification as required by Section 11.3(b), (D) any interest or penalties that are due to the failure (through no fault of the ACME Entities) of any Buyer Group Member to timely prepare, assist in preparation or file or cause to be filed any Tax Return required to be filed after the Closing Date, (E) Taxes arising as a result of any other breach of a warranty or covenant of Buyer under this Agreement and (F) Taxes that arise or are increased as a result of any change after the Closing Date in the bases, methods, or policies of accounting adopted by Company, provided, that the previous bases, methods, or policies of accounting used by the Company were in accordance with applicable Tax law.

            (c) For purposes of paragraphs (a) and (b) of this Section 11.1, whenever it is necessary to determine the liability for Taxes of any Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and subject to paragraph (d) of this Section 11.1, items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

            (d) Except as provided herein, the ACME Entities and their Affiliates shall be entitled to any refund of Taxes of any Company pertaining to taxable periods (or portions thereof) ending prior to or on the Closing Date. If the ACME Entities or any Affiliate thereof becomes entitled to a refund or credit of Taxes for which the ACME Entities are liable under paragraph (a) to indemnify any Buyer Group Member, and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to any Company, the ACME Entities or such Affiliate shall promptly pay to Buyer the amount of such refund or credit together with any interest (net of Taxes) thereon. Buyer will pay to the ACME Entities an amount equal to any savings actually realized by any Buyer Group Member in respect of the net operating loss carryforwards, and credit carryforwards, of any Company existing as of the Closing Date. Buyer will make such remittance promptly after such savings is realized by Buyer or any of its Affiliates. In the event that any refund or credit of Taxes for which a payment has been made to Buyer or to the ACME Entities is subsequently reduced or disallowed, Buyer or the ACME Entities shall indemnify and hold harmless the ACME Entities or Buyer, respectively, for any Tax assessed by reason of the reduction or disallowance. If any adjustment is made to any Tax Return of any Company for a period for which the ACME Entities are liable under subparagraph
(a) to indemnify any Buyer Group Member, and which results in an indemnification payment by the ACME Entities, and which also results in any deduction, exclusion from income, addition to tax basis or other allowance (a "Tax Benefit") to the Company or any of its Affiliates in a taxable period (or portion thereof) beginning after the Closing Date, the Company or Buyer shall pay to the ACME Entities the amount of the tax reduction attributable to such Tax Benefit at such time or times as, and to the extent that, such Tax Benefit is realized; provided, however, that this sentence shall not apply to any Tax Benefit (i) arising from an adjustment to a Tax Return of any Company which also results in a Tax Benefit (for example, through an increase in stock basis) to any of the ACME Entities or Affiliates or (ii) recognized after the second full taxable year following the taxable year that includes the Closing Date.

            SECTION 11.2. FILING OF TAX RETURNS.

            (a) The ACME Entities shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date (including Tax Returns required to be filed by or with respect to the Company for taxable years or periods ending on or before or including the Closing Date on a combined, consolidated or unitary basis with any entity other than solely the Company) or due on or before the Closing Date (with respect to other Tax Returns) and in each case the ACME Entities shall remit or cause to be remitted any

Taxes due in respect of such Tax Returns. Subject to the requirements of subparagraph (b) of this Section 11.2, Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to each Company and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Return. The ACME Entities or Buyer shall promptly reimburse the other party the Taxes for which the ACME Entities are, or Buyer is, liable pursuant to Section 11.1 of this Article XI but which are payable with any Tax Return to be filed by the other party pursuant to this Section 11.2(a) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the ACME Entities or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. All Tax Returns that the ACME Entities are required to file or cause to be filed in accordance with this Section 11.2(a) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable under Section 11.1(b) or accelerating deductions to periods for which the ACME Entities are liable under Section 11.1(a)).

            (b) Buyer shall file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed after the Closing Date that relate to a Straddle Period. All Tax Returns that Buyer is required to file or cause to be filed under this Section 11.2(b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except as required by law or as regarding separate versus unitary or combined tax filing. The ACME Entities or Buyer shall promptly reimburse the other party the Taxes for which the ACME Entities are, or Buyer is, liable pursuant to Section 11.1 of this Article XI but which are payable with any Tax Return to be filed pursuant to this Section 11.2(b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the ACME Entities or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. Tax Returns required to be filed pursuant to this Section 11.2(b) shall be provided to the ACME Entities for review and comment no later than 10 days prior to the due date for filing such Tax Returns, taking into account any applicable extensions (or, if such due date or extended due date is within 10 days following the Closing Date, as promptly as practicable following the Closing Date). Buyer will consider in good faith any comments received from the ACME Entities and will consult with the ACME Entities to resolve such comments prior to the due date or extended due date for the filing of such Tax Return.

            (c) Without the ACME Entities' prior written consent, no Buyer Group Member shall permit, or cause to be permitted, an amendment of any Tax Return of the Company pertaining to Taxes for which the ACME Entities are responsible pursuant to Section 11.1(a), unless required by applicable law.

            SECTION 11.3. CONTEST PROVISIONS.

            (a) Buyer shall notify the ACME Entities in writing upon receipt by Buyer, any of its Affiliates, or, after the Closing Date, any Company of notice of any pending or threatened Tax audits or assessments which may affect the Tax liabilities of the Company for which the ACME Entities would be required to indemnify any Buyer Group Member pursuant to this Article XI, provided that failure to comply with this provision shall not affect any Buyer Group Member's right to indemnification hereunder except to the extent such failure materially impairs the ACME Entities' ability to contest any such Tax liabilities.

            (b) The ACME Entities shall have the sole right to represent each Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that the ACME Entities shall have no right to represent the Company's interests in any Tax audit or administrative or court proceeding unless the ACME Entities shall have first notified Buyer in writing of the ACME Entities' intention to do so; provided, further, that Buyer and its representatives shall be permitted, at Buyer's expense, to be present at, and participate in, any such audit or proceeding. Nothing herein shall be construed to impose on Buyer or any Affiliate of Buyer any obligation to defend the Company in any Tax audit or administrative or court proceeding. In the case of a Straddle Period, the ACME Entities and their representatives shall be permitted, at their expense, to be present at, and participate in, any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date. Notwithstanding the foregoing, the ACME Entities and their Affiliates shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of Buyer, the Company or any Affiliate thereof for any period after the Closing Date to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer, which consent shall not be unreasonably withheld and shall not be necessary if the ACME Entities have indemnified Buyer and its Affiliates against the effects of any such settlement. Buyer shall have the sole right to defend the Company with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue, provided, that such issue does not pertain to a consolidated or combined Tax Return. Neither Buyer, nor any of its Affiliates, shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would result in or increase the ACME Entities' obligation to indemnify a Buyer Group Member, or decrease a net operating loss or credit carryforward existing on the Closing Date, without the ACME Entities' prior written consent, which consent shall not be unreasonably withheld, and which consent shall not be necessary if the ACME Entities are relieved of their indemnification obligations with respect to such Taxes and appropriately compensated for the reduction of such carryforwards, as applicable.

            SECTION 11.4. ASSISTANCE AND COOPERATION. After the Closing Date, the ACME Entities and Buyer shall (and cause their respective Affiliates to):

            (a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section
7.1 (relating to sales, transfer and similar Taxes);

            (b) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 11.2;

            (c) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

            (d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

            (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

            SECTION 11.5. INDEMNIFICATION PAYMENTS ON AFTER-TAX BASIS. Any indemnification payment under this Article XI with respect to a Loss or Expense shall be an amount that is sufficient to compensate the Indemnified Party for the amount of such Loss or Expense, after taking into account all increases or decreases in Taxes payable by the Indemnified Party or its Affiliates as a result of the receipt of such payment or the taking of any deduction related to the Loss or Expense giving rise thereto (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing or decreasing such Taxes payable by the Indemnified Party or its Affiliates at any time); provided, that notwithstanding the foregoing, any indemnification payment under this Article XI shall not take into account any increases or decreases in Taxes recognized after the second full taxable year of the Company following the taxable year that includes the Closing Date.

            SECTION 11.6. SURVIVAL OF OBLIGATIONS. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this
Article XI shall be unconditional and absolute and shall remain in effect for the full period of any applicable statute of limitations plus sixty (60) days.

                                   ARTICLE XII

                            TERMINATION AND REMEDIES

            SECTION 12.1. TERMINATION.

            (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (i) by the mutual written consent of the ACME Entities and
            Buyer;

                  (ii) by the ACME Entities in the event of a material breach by
            Buyer of any of its agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Buyer contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Buyer to cure such breach within thirty (30) days after receipt of written notice from the ACME Entities requesting such breach to be cured;

                  (iii) by Buyer in the event of a material breach by the ACME
            Entities of any of their respective agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of the ACME Entities contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of the ACME Entities to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured;

                  (iv) by the ACME Entities or Buyer if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (v) by Buyer, pursuant to the provisions of Section
            13.13(a)(ii) hereof;

                  (vi) by Buyer, pursuant to the provisions of Section 13.13(b)
            hereof;

                  (vii) by the ACME Entities or Buyer if the Closing shall not have occurred within one year after the date of this Agreement (or such later date as may be mutually agreed to by the ACME Entities and Buyer); provided, however, that the right to terminate this Agreement under this Section 12.1(a)(vii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date; and

                  (viii) by the ACME Entities as contemplated by Section
            6.11(b)(ii)(B).

            SECTION 12.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

            SECTION 12.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than the provisions of Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other; provided that

                  (i) nothing herein shall relieve any party from liability for any breach of this Agreement;

                  (ii) if this Agreement is terminated pursuant to Section
            12.1(a)(viii), the ACME Entities shall pay Buyer $7,300,000, by wire transfer of same day funds before or contemporaneously with such termination, as liquidated damages as full and final settlement of all claims of Buyer under this Agreement and there shall be no further remedies of Buyer hereunder; provided that, if at or prior to such termination by the ACME Entities pursuant to Section 12.1(a)(viii) any of the ACME Entities have materially breached
            Section 6.11 of this Agreement,
            such fee and expenses described above shall not constitute liquidated damages or full and final settlement of all claims of Buyer and neither the provisions of this Section 12.3(ii) nor the payment or receipt of the fees and expenses described above shall limit Buyer's remedies hereunder for such breach; and

                  (iii) if (A) the Agreement is terminated by the ACME Entities pursuant to Section 12.1(a)(ii), (B) at the time of such termination all of the conditions contained in Articles VIII and IX to the parties' respective obligations to consummate the Closing have been satisfied (or upon delivery of the certificates described in Sections 8.1 and 9.1 would be satisfied) or waived by the party entitled to the benefit thereof or such conditions have not been satisfied solely by reason of Buyer's wrongful failure to fulfill its obligations under this Agreement, (C) notwithstanding a request by the ACME Entities to consummate the Closing, Buyer violates its obligations under Section 3.1 to consummate the Closing, and (D) no ACME Entity is otherwise in material breach hereunder, then Buyer shall pay to the ACME Entities, taken as a whole, an amount equal to $6,800,000 plus the ACME Entities shall be entitled to the Escrow Deposit, together with 50% of all interest and other proceeds from the investment of the Escrow Deposit; Buyer and the Escrow Agent, respectively, shall make such payments within five (5) business days after the ACME Entities' notice of termination to Buyer and the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, as liquidated damages as full and final settlement of all claims of the ACME Entities under this Agreement and there shall be no further remedies of the ACME Entities hereunder.

            SECTION 12.4. LIQUIDATED DAMAGES NOT A PENALTY. With respect to the liquidated damages provided for in Section 12.3, the ACME Entities and Buyer agree that neither the damage that may be suffered by Buyer if this Agreement is terminated pursuant to Section 12.1(a)(viii) nor the damage that may be suffered by the ACME Entities if the transactions contemplated by this Agreement are not consummated as a result of Buyer's wrongful failure to close hereunder in accordance with Section 12.3(iii), is readily ascertainable and as such liquidated damages on the date hereof are a reasonable estimate of such damages and are intended to compensate the injured party(ies) for any such damage and are not intended to be construed as a penalty.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

            SECTION 13.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article X or herein, the representations and warranties contained in Articles IV and V of this Agreement shall terminate eighteen (18) months after the Closing Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the representations and warranties contained in Sections 4.3(b), 4.15, 4.26, 5.2(b) and 5.4 shall survive without limitation and the representations and warranties contained in Sections 4.7 and

4.23 shall survive for the full period of any applicable statute of limitations plus sixty (60) days. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article IV or V after the date on which such representations and warranties terminate as set forth in this Section.

            SECTION 13.2. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will, upon request, return to or destroy the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section
13.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 13.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

            SECTION 13.3. GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

            SECTION 13.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or facsimile (or, with respect to facsimiles, if not sent on a business day, on the first business day after) or 24 hours after having been sent by registered or certified mail or when delivered by private courier addressed as follows:

            If to Buyer, to:

            Tribune Broadcasting Company
            435 North Michigan Avenue
            Chicago, Illinois 60611
            Attention: President
            Facsimile:  312-222-3203

            with copies to:

            Tribune Company
            435 North Michigan Avenue
            Chicago, Illinois 60611
            Attention:  Senior Vice President and General Counsel
            Facsimile:  312-222-4206

            and

            Sidley Austin Brown & Wood
            Bank One Plaza
            Chicago, Illinois 60603
            Attention:  Larry A. Barden
            Facsimile:  312-853-7036

            If to the ACME Entities, to:

            ACME Communications, Inc.
            2101 East Fourth Street
            Suite 202
            Santa Ana, California 92705
            Attention: Thomas Allen
            Facsimile:  714-245-9494

            with a copy to:

            O'Melveny & Myers LLP
            1999 Avenue of the Stars, 7th Floor
            Los Angeles, California  90067
            Attention:  Allison M. Keller
            Facsimile:  310-246-6779

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

            SECTION 13.5. SUCCESSORS AND ASSIGNS.

            (a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other parties hereto. Notwithstanding the foregoing, (i) either party may assign from all or a part of its rights under this Agreement to an Affiliate of the assigning party, and (ii) either party may assign all or a part of its rights under this Agreement in the case of a merger, consolidation or change of control.

            (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

            SECTION 13.6. ACCESS TO RECORDS AFTER CLOSING.

            (a) For a period of six years after the Closing Date the ACME Entities and their representatives shall have reasonable access to all of the books and records of the Company or the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by the ACME Entities in connection with matters relating to or affected by the operations of the Company or the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.

The ACME Entities shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 13.6(a). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give the ACME Entities a reasonable opportunity, at the ACME Entities' expense, to segregate and remove such books and records as the other party may select.

            (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Company or the Business which the ACME Entities or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by the ACME Entities and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If the ACME Entities or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the ACME Entities shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as the other party may select.

            SECTION 13.7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

            SECTION 13.8. INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any items disclosed in the Schedules shall be referenced to the applicable Section and subsection, if applicable, of the Agreement to which such items relate. Any references in this Agreement to "herein," "hereto," "hereof," "herewith" or "hereunder" shall be to this Agreement as a whole. As used in this Agreement, the word "including" is not limiting and the word "or" is not exclusive. Whenever the word "dollar" or the symbol "$" is used in this Agreement, such word or symbol shall mean United States dollars. All parties have participated in the negotiation and review of this Agreement and no provision of this Agreement shall be construed more strictly against any party. All remedies provided for hereunder are cumulative except as otherwise provided in this Agreement.

            SECTION 13.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            SECTION 13.10. EXPENSES. Except as otherwise expressly provided herein, each of the ACME Entities and Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

            SECTION 13.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

            SECTION 13.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the ACME Entities and Buyer.

            SECTION 13.13. RISK OF LOSS; DAMAGE TO FACILITIES.

            (a) Risk of Loss. The risk of loss or damage to the Station and the assets of the Company shall be on the ACME Entities prior to the Closing Date and thereafter shall be on Buyer. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 10.1, if any of the assets of the Company or the Station is damaged or destroyed prior to the Closing Date (any such event being referred to as an "Event of Loss") and such Event of Loss shall materially affect the operations of the Station, and repair or replacement cannot be accomplished by the scheduled Closing Date but can be accomplished within 30 days after that date, the ACME Entities may postpone the Closing Date for that 30-day period in order to undertake such repair or replacement; if, however, the repair or replacement cannot be accomplished within that 30-day period, Buyer may elect:

                  (i) to consummate the Closing and accept all the assets of the
            Company and the Station as is, in which event the ACME Entities shall assign to Buyer at the Closing all of their rights under any insurance policies and to all insurance proceeds covering that Event of Loss (less amounts due to the assigning party for repairs or replacements of the property prior to the Closing); or

                  (ii) to terminate this Agreement without liability on the part of the ACME Entities or Buyer.

If the Closing Date is postponed beyond the time specified in Section 12.1(a)(vii), the parties shall amend their application to the FCC to request an extension of the date of Closing.

            (b) Failure of Broadcast Transmission. The ACME Entities shall give prompt written notice to Buyer if the regular broadcast transmissions of the Station in the normal and usual manner are interrupted or discontinued. If such interruption occurs for more than seventy-two (72) hours, whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (i) terminate this Agreement without liability on the part of the ACME Entities or Buyer, or (ii) proceed with the Closing in the manner set forth in Section 13.13(a)(i).

            SECTION 13.14. NO THIRD PARTY BENEFICIARIES. The ACME Entities and Buyer do not intend by the execution, delivery or performance of this Agreement to confer a benefit upon any Person not a party to this Agreement.

            SECTION 13.15. CONFIDENTIALITY AGREEMENT. Subject to the provisions of Section 6.11, the provisions of the Non-Disclosure Agreement dated January 24, 2001, as amended November 14, 2002, between Tribune Company and Parent (the "Confidentiality Agreement"), shall remain in full force and effect through the Closing and shall not be superseded by the terms of this Agreement unless and until the Closing occurs; provided, however, that in the event that the Closing occurs, such Confidentiality Agreement shall automatically be terminated and be of no further force or effect.

            SECTION 13.16. PERFORMANCE BY SELLER. On behalf of Seller, Parent hereby covenants and agrees to take all necessary action to cause Seller to discharge, perform, comply and otherwise satisfy its obligations under this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          ACME COMMUNICATIONS, INC.


                                          By:
                                               --------------------------------
                                          Name:
                                                 -----------------------------
                                          Title:
                                                  ------------------------------


                                          ACME TELEVISION, LLC

                                          By:
                                               --------------------------------
                                          Name:
                                                 -----------------------------
                                          Title:
                                                  ------------------------------



                                          TRIBUNE BROADCASTING COMPANY

                                          By:
                                               --------------------------------
                                          Name:
                                                 -----------------------------
                                          Title:
                                                  ------------------------------

                                    EXHIBIT A

ACME ENTITY CORPORATE OPINIONS (TO BE GIVEN BY O'MELVENY & MYERS LLP)

      FOR THE FOLLOWING OPINIONS MISSOURI LAW WILL BE ASSUMED TO BE THE SAME AS DELAWARE LAW.

      1. Each of ACME Television, LLC and ACME Television Licenses of Missouri, LLC is a limited liability company duly formed and validly existing in good standing under the laws of its respective state of formation.

      2. Each of ACME Television Holdings of Missouri, Inc. and ACME Television of Missouri, Inc. is a corporation duly organized and is validly existing in good standing under the laws of its respective state of incorporation.

      3. The execution, delivery and performance of the Stock Purchase Agreement and each of the ACME Ancillary Agreements to which ACME Television, LLC is a party have been duly authorized by all necessary action under the Delaware Limited Liability Company Act and the organizational documents described on Exhibit A on the part of ACME Television, LLC, and the Stock Purchase Agreement and each of the ACME Ancillary Agreements to which it is a party has been duly executed and delivered by ACME Television, LLC.

      4. The execution, delivery and performance of the Stock Purchase Agreement and each of the ACME Ancillary Agreements to which ACME Communications, Inc. is a party have been duly authorized by all necessary corporate action on the part of ACME Communications, Inc., and the Stock Purchase Agreement and each of the ACME Ancillary Agreements to which it is a party has been duly executed and delivered by ACME Communications, Inc.

      5. The Stock Purchase Agreement and each ACME Ancillary Agreement constitutes the legally valid and binding obligation of each ACME Entity that is a party to such agreement, enforceable against each such ACME Entity in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

      6. The authorized capital stock of ACME Television Holdings of Missouri, Inc. consists of ___________ shares of Common Stock. Based solely upon a review of the stock record books of ACME Television Holdings of Missouri, Inc., the completeness and accuracy of which have been certified to us by ACME Television Holdings of Missouri, Inc., there are _________ shares of Common Stock outstanding. The outstanding shares of Common Stock of ACME Television Holdings of Missouri, Inc. have been duly authorized by all necessary corporate action on the part of ACME Television Holdings of Missouri, Inc., are validly issued, fully paid and non-assessable and are owned of record by ACME Television, LLC.

      7. The authorized capital stock of ACME Television of Missouri, Inc. consists of ___________ shares of Common Stock. Based solely upon a review of the stock record books of ACME Television of Missouri, Inc., the completeness and accuracy of which have been certified to us by ACME Television of Missouri, Inc., there are _________ shares of Common Stock outstanding. The outstanding shares of Common Stock of ACME Television of Missouri, Inc. have been duly authorized by all necessary corporate action on the part of ACME Television of Missouri, Inc., are validly issued, fully paid and non-assessable and are owned of record by ACME Television Holdings of Missouri, Inc.

      8. The outstanding membership interests in ACME Television Licenses of Missouri, LLC are duly authorized by such limited liability company and are owned of record by ACME Television of Missouri, Inc.

      9. The holder of the capital stock of ACME Television Holdings of Missouri, Inc. is not entitled to any preemptive right to subscribe to any additional shares of the capital stock of ACME Television Holdings of Missouri, Inc. under the Articles of Incorporation, By-laws or corporate law of the state of incorporation of ACME Television Holdings of Missouri, Inc.

      10. The holder of the capital stock of ACME Television of Missouri, Inc. is not entitled to any preemptive right to subscribe to any additional shares of the capital stock of ACME Television of Missouri, Inc. under the Articles of Incorporation, By-laws or the corporate law of the state of incorporation of ACME Television of Missouri, Inc.

      11. The holder of the membership interests in ACME Television Licenses of Missouri, LLC is not entitled to any preemptive right to subscribe to any additional membership interests under the charter documents or the limited liability company law of the state of formation of ACME Television Licenses of Missouri, LLC.

      12. Upon payment for and delivery to Buyer in California of the Shares in accordance with the Stock Purchase Agreement, assuming Buyer is acquiring the Shares without notice of any adverse claim, Buyer will acquire the Shares free and clear of any adverse claim as defined in Division 8 of the Uniform Commercial Code.

                                    EXHIBIT B

ACME ENTITY FCC OPINIONS (GIVEN BY DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP)

      1. ___________________ has been authorized by the FCC to hold the FCC licenses, permits and authorizations as listed in Exhibit A hereto (the "FCC Licenses"). All of such FCC Licenses are in full force and effect. The FCC Licenses include all FCC licenses, permits and authorizations issued by the FCC under Part 73 of the FCC `s rules necessary to operate the Station on the frequencies and in the communities of license listed in Exhibit A.

      2. To our knowledge, the FCC Licenses are not subject to any condition or requirement, other than conditions or requirements that appear on the face of the FCC Licenses or pertain to the FCC Licenses under generally applicable rules or policies of the FCC

      3. The FCC has granted its consent to the assignment of the Station to Buyer (the "FCC Consent"). The time within which any party in interest other than the FCC may seek administrative or judicial reconsideration or review of such consent has expired and, to our knowledge, no petition for such reconsideration or review was timely filed with the FCC or with a court of competent jurisdiction. The time set forth in the FCC rules within which the FCC may review such consent on its own motion has expired and, to our knowledge, the FCC has not undertaken such review.

      4. Except for rulemaking proceedings or similar proceedings of general applicability to entities such as the Companies or to facilities such as the Station, to our knowledge, there is not now pending any action or proceeding by or before the FCC with respect to the Station or the FCC Licenses.

                                    EXHIBIT C

BUYER OPINIONS (TO BE GIVEN BY MARK HIANIK, BUYER INTERNAL COUNSEL)

      1. Tribune Broadcasting Company is a corporation duly formed and validly existing in good standing under the laws of the State of Delaware.

      2. The execution, delivery and performance by Tribune Broadcasting Company of the Stock Purchase Agreement and each of the Buyer Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of Tribune Broadcasting Company, and the Stock Purchase Agreement and each of the Buyer Ancillary Agreements to which it is a party has been duly executed and delivered by Tribune Broadcasting Company.

      3. The Stock Purchase Agreement and each of the Buyer Ancillary Agreements to which Tribune Broadcasting Company is a party constitutes the legally valid and binding obligation of Tribune Broadcasting Company, enforceable against such entity in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.